Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BRIDGELINE DIGITAL, INC.

HAWK SEARCH, INC.

SVANACO, INC.

and

SVANAWAR, INC.

Dated as of

May 11, 2021

EXECUTION VERSION

EXECUTION VERSION

EXECUTION VERSION

EXECUTION VERSION

EXECUTION VERSION

EXECUTION VERSION

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 11, 2021, is entered into by and among, Bridgeline Digital, Inc., a Delaware corporation (the “Purchaser”), Svanaco Inc, an Illinois corporation (“Svanaco”), Svanawar Inc., an Illinois corporation (“Svanawar”, and together with Svanaco, the “Sellers”), and Hawk Search Inc., an Illinois corporation (the “Company”). Purchaser, Sellers and the Company are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of common stock of the Company (the “Shares”); and

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares, subject to the terms and conditions set forth herein (collectively, the “Acquisition”); and

WHEREAS, the Company and the Sellers, on the one hand, and the Purchaser, on the other hand, desire to make certain representations, warranties, covenants, and other agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“AE Unrecognized Commission” means the commission retained by Svanaco where Svanaco remits 70% or greater of monies collected from a Company licensee where Svanaco bills for the Company license to a licensee. As of the Closing Date the AE Unrecognized Commission is fully described in Exhibit B.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Allocations” means, for the respective percentage indicated adjacent to such Seller’s name: Svanaco 50%, and Svanawar 50%.

“Agreement” has the meaning set forth in the preamble.

EXECUTION VERSION

“Ancillary Agreements” means all other agreements, certificates, and other instruments delivered or given pursuant to this Agreement, including, but not limited to, the Transition Agreement, Partnership Agreement Hosting Agreement, and Escrow Agreement.

“Annual Financials Date” shall be December 31, 2020.

“Annual Period” shall mean 2020.

“Assets” means all properties, assets and rights of any nature or kind, whether tangible or intangible, real, personal or mixed, and constituting, or used or usable in connection with, or related to, the Company’s Business , wherever located, including, all Contracts; fixtures and equipment; books and records; Company Intellectual Property; accounts receivable; leasehold improvements; prepaid expenses, advance payments, security deposits, employee travel and expense advances and similar items, including Permitted Loans and Advances; all cash and cash equivalents (including any bank deposits, marketable securities, certificates of deposit and checks and drafts received by the Company for which the Company has not received funds prior to the Closing); insurance policies; all rights under or pursuant to all warranties, representations and guarantees made by suppliers or other Persons in favor of the Company; and all claims, causes of action, choses in action, rights of recovery and rights of set-off of any nature or kind, against any Person in favor of the Company, including any rights to payment or to enforce payment in connection with products or services delivered by the Company.

“Basket” has the meaning set forth in Section 8.04(d).

“Business Day” means any day except Saturday, Sunday or any other day on which national banking institutions in New York, New York are authorized or required by Law to be closed for business.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, a copy of which is attached hereto as Exhibit A.

“Company’s Business” means all of the Company’s products search engine business, including but not limited to the search, recommendations, SIM, platform and all corresponding adapters.

“Closing” has the meaning set forth in Section 2.08.

“Closing Adjustment Payment Date” has the meaning set forth in Section 2.03(i)(vii).

“Closing Annual Financial Statements” shall mean the Company’s monthly financial statements reviewed by the Purchaser’s Auditor on a consolidated basis for each month in the Annual Period, consisting of the balance sheet of the Company and the related statements of income and retained earnings, stockholders’ equity and cash flow, all as determined in accordance with the GAAP Accounting Principles.

“Closing Annual Income Statement” shall be the monthly income statement in the Closing Annual Financial Statements.

“Closing ARR Computation Period” means April 2021.

“Closing Date” has the meaning set forth in Section 2.08.

“Closing Indebtedness” means all Indebtedness of Company as of the close of business on the Closing Date.

EXECUTION VERSION

“Closing Statement Date” one hundred (100) days after the Closing Date.

“Closing Interim Financial Statements” shall mean the Company’s monthly financial statements reviewed by the Purchaser’s Auditor on a consolidated basis each month in the Interim Period consisting of the balance sheet of the Company and the related statements of income and retained earnings, stockholders’ equity and cash flow, all as determined in accordance with the GAAP Accounting Principles.

“Closing Financial Statements” shall mean the Closing Annual Financial Statements and the Closing Interim Financial Statements.

“Closing Annual Balance Sheet” shall be the Balance Sheet in the Closing Annual Financial Statements with monthly totals for 12 months.

“Closing Interim Annual Non-Recurring Revenue” shall be the total Non-Recurring Booking of the Company for the period of May 1, 2020 to April 30, 2021.

“Closing Interim Annual Recurring Revenue” shall be twelve (12) times the Monthly Recurring Revenue for any Customer who has not sent notice of cancellation for the last month of the Closing ARR Computation Period.

"Closing Interim Balance Sheet" shall be the Balance Sheet in the Closing Interim Financial Statements for the Interim Period

“Closing Interim Income Statement" shall be the monthly income statement in the Closing Interim Financial Statements.

“Closing Interim Working Capital” is the Working Capital on the Interim Financials Date in the Closing Interim Financial Statements.

“Closing Interim Not Live Annual Recurring Revenue” shall be twelve (12) times the Not Live Monthly Recurring Revenue on the Interim Financials Date and shall not exceed sixty thousand dollars ($60,000) in monthly Recurring Revenue.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Employee” means all of the current and former employees of the Company.

“Company Employee Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and all equity, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and any other compensatory (excluding base salary or hourly wages and overtime) or employee benefit plan, program, practice, agreement, policy or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) (whether written or unwritten, formal or informal) under which (a) any current or former employees, directors, independent contractors or other individual service providers of the Company or an ERISA Affiliate has any present or future right to benefits and which are maintained, sponsored or contributed to or required to be contributed to by Sellers, the Company or any ERISA Affiliate, or (b) to which the Company or any ERISA Affiliate is a party or has had, has or may have any present or future Liability.

EXECUTION VERSION

“Company Intellectual Property” means all Intellectual Property that is owned by, controlled by, or licensed to the Company.

“Company IP Agreements” means all Contracts to which the Company is a party pursuant to which a license, sublicense, consent to use, agreements, settlements, coexistent agreements, covenants not to sue, waivers, releases, permissions, or other express or implied right, whether written or oral, with respect to Intellectual Property is granted to or from the Company or which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Product” means (x) any product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company and any product or product candidate with respect to which the Company has royalty rights, and (y) any other products and services (including any software or consulting services performed by employees or subcontractors), either complete or under development, that (i) are currently or that are currently intended to be, developed, licensed, sold, marketed, distributed, supplied, hosted, made available (including as software-as-a-service or a web-based application), or otherwise commercialized by or for the Company to third parties, (ii) from which the Company currently derives or recognizes any revenue (including revenue associated with maintenance or service agreements), or (iii) that are currently used or intended to be used to provide services to the Company’s customers or resellers.

“Company Systems” means the software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, servers, networks, platforms, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized or software systems, that are owned, used or relied on by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, arrangements, or understanding of any kind, whether written or oral.

“Current Assets” means, as of the close of business on a specified date, cash and cash equivalents, accounts receivable net of allowance for bad debt, and prepaid expenses, all as determined in accordance with the GAAP Accounting Principles. Notwithstanding anything herein to the contrary, for purposes of the definition of Current Assets, any accounts receivable that are more than ninety (90) days past due shall not be deemed a Current Asset except receivables listed in the Tentative Interim Working Capital Schedule.

“Current Liabilities” means, as of the close of business on a specified date accounts payable, deferred revenue, accrued Taxes and accrued expenses, including all Closing Indebtedness, including, but not limited to (a) payables to any of the Company’s Affiliates directors, employees, officers or shareholders and any of their respective Affiliates (other than wages or salary payable to employees, officers or directors), (b) deferred Tax liabilities, and (c) the current portion of long term debt, and (d) Seller Transaction Expenses all as determined in accordance with the GAAP Accounting Principles.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of the business thereof, or to any of the Company Systems: (i) the Company’s own rules, policies, and procedures; (ii) all applicable Laws; (iii) industry standards applicable to the industry in which the Company operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS), and General Date Protection Regulation (E.U. GDPR)); and (iv) contracts into which the Company has entered or by which they are otherwise bound.

EXECUTION VERSION

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including any personal information protected under applicable Laws, rules, or regulations.

“Deemed Acceptance” has the meaning set forth in Section 2.03(i)(iii).

“Disclosure Schedules” means each of the Schedules referenced in this Agreement and delivered by the Sellers and the Company concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 8.05(a).

“Disputed Amounts” has the meaning set forth in Section 2.03(i)(iv).

“Dollars or $” means United States dollars.

“Earnout ARR Computation Month” means September, 2022.

“Earnout Payment Date” means within 30 days of Purchaser concluding its Fiscal Year 2022 annual audit and filing its Annual Report on Form 10-K for the fiscal year ending September 30, 2022 and the Annual Report shall be filed no later than December 31, 2022.

“Earnout Default” has the meaning set forth in Section 2.06(b).

“Earnout Target” shall be Two Million Six Hundred Thousand Dollars ($2,600,000) which is the Tentative Purchase Price minus the Secondary Cash Payment minus the Initial Cash Payment minus the Initial Stock Payment Amount, as may be adjusted pursuant to Section 2.09(a).

“Earnout Recurring Revenue” shall be the total Recurring Revenue during a period excluding:

(a)    Revenue received by the Company after the Closing Date from any customers who were customers of Purchaser prior to the Closing Date and that were not customers of the Company prior to the Closing Date, and

(b)    Revenue received by the Company after the Closing Date from customers who were introduced to Company through marketing activities not paid for by the Seller or were paid for by the Purchaser or the Company after the Closing Date.

“Encumbrance” means any mortgage, charge, pledge, security interest, community property interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, trust, restrictive covenant, easement, encroachment, right of way, right of first refusal, or other restriction or encumbrance of any nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but excluding in all cases restrictions under federal or state securities laws.

EXECUTION VERSION

“Enforceability Exceptions” has the meaning set forth in Section 3.02(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agreement” means the escrow agreement among the Purchaser, the Sellers and the escrow agent pursuant to which the source code necessary to operating the Company’s business in placed into escrow.

“Future ARR” means twelve (12) times the monthly Earnout Recurring Revenue for the month of September, 2022, plus twelve (12) times the monthly Not Live Monthly Recurring on September 30, 2022.

“Flow of Funds Memorandum” means a written memorandum from Sellers to Purchaser designating the payments to be made at Closing from the Initial Cash Payment, including payments to Sellers, holders of Closing Indebtedness, and payees of Seller Transaction Expenses. At the option of the Sellers, the Payoff Certificate may be embodied in the Flow of Funds Memorandum.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GAAP Accounting Principles” means GAAP accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (in each case, to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Historical ARR” means twelve (12) times the monthly Recurring Revenue for the month of April, 2021, plus twelve (12) times the Not Live Monthly Recurring Revenue on April 20, 2021.

“Hosting Agreement” has the meaning set forth in Section 5.16.

“Indebtedness” means with respect to the Company: (a) all indebtedness for borrowed money, whether current or funded, or secured or unsecured; (b) all indebtedness for the deferred purchase price of property or services represented by a note or other security; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien; (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) any liability in respect of banker’s acceptances or letters of credit, including any reimbursement obligations with respect thereto; (g) all interest, fees, prepayment penalties, and other penalties or expenses owed with respect to indebtedness described in the foregoing clauses (a), (b), (c), (d), (e), or (f) or; and (i) all indebtedness referred to in the foregoing clauses (a), (b), (c), (d), (e), (f), or (g) that is directly or indirectly guaranteed by the Company or that the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against any loss. For purposes of clarity, “Indebtedness” does not include trade payables incurred in the Ordinary Course of Business.

EXECUTION VERSION

“Indemnification Notice” has the meaning set forth in Section 8.05(a).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.03(i)(iv).

“Initial Cash Payment” shall be the amount set forth in Section 2.04(a).

“Initial Stock Payment” has the meaning set forth in Section 2.04(b).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) patents, patent applications, patent disclosures and patentable inventions; (b) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (c) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (e) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein. Without limiting the generality of the foregoing and for the purpose of clarity, “Intellectual Property” includes intellectual property identified in clauses (a) through (e) of the preceding sentence which may be embodied in: computer software (including source code, object code, designs or articles of manufacture (whether patentable or unpatentable and whether or not reduced to practice); improvements thereto; technology; proprietary information; specifications; flowcharts; blueprints; schematics; protocols; programmer notes; customer and supplier lists; pricing and cost information; business and marketing plans; and proposals.

“Interim Financials Date” shall be April 30, 2021.

“Interim Period” means the full month periods from the Annual Financials Date to the Interim Financials Date. For the avoidance of doubt the Interim Period is January 2021, February 2021, March 2021, and April 2021 for an Interim Financials Date of April 30, 2021.

EXECUTION VERSION

“Knowledge” means with respect to any Person (if such Person is an individual), the actual or constructive knowledge of such Person, after due inquiry of either of the Sellers, or with respect to the Company (the “Company’s Knowledge” or the “Knowledge of the Company”), the actual or constructive knowledge, after due inquiry, of any of Michael Svanascini, Anthony Svanascini, Michael Benedict, Kathy Kolber, Shreyes Kamath, the Sellers or of any director or officer of the Company or either of the Sellers1.

“Law” means any principle of common law and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws, (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Authority and (iii) policies, guidelines, notices and protocols of any Governmental Authority.

“Liabilities” means, with respect to any Person, any direct or indirect liabilities, debts, indebtedness (including, without limitation, Indebtedness), claims, demands, expenses, commitments, deficiencies, guaranties or endorsements of or by such Person of any type, Losses and obligations, whether accrued, absolute, contingent, matured, unmatured, liquidated, known or unknown, of every kind and description , regardless of whether it would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether immediately due and payable.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including costs of investigation, reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, whether or not involving a third-party claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business conducted by the Company, prospects, results of operations, condition (financial or otherwise) or Assets of the Company, or (b) the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis, except to the extent such event, occurrence, fact, condition or change results from (i) changes in general local, domestic, foreign, or international economic conditions, (ii) changes generally affecting the industry in which the Company operates, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any changes in applicable laws or accounting rules or principles, including changes in GAAP, or (v) any action expressly required by this Agreement; provided, however, that in the case of clauses (i), (ii) and (iv) any such event, occurrence, fact, condition or change does not adversely affect the Company disproportionately from other Persons carrying on a business similar to the business conducted by the Company.

“Material Company IP” has the meaning set forth in Section 3.11(a).

“Material Contracts” has the meaning set forth in Section 3.08.

“Material Customers” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).

“Non-Recurring Booking” means the amount of signed contracts for non-recurring services such as fixed-price professional services bids signed into contract in a given period of time.

“Non-Recurring Revenue” means Ordinary Revenue that is not Recurring Revenue.

1 NTD: Additional specific names may be added following additional due diligence.

EXECUTION VERSION

“Not Live Monthly Recurring Revenue” shall be monthly Unrecognized Recurring Revenue booked by the Company prior to a given date that is not yet live or being invoiced and not recognized as revenue before the given date.

“Open Source License” means (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, Academic Free License, BSD license and Apache license) and any “copyleft” license or any other license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, and (ii) any reciprocal license.

“Open Source Software” means any software that is licensed pursuant to an Open Source License, whether or not source code is available or included in such license.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with the past custom and practice (including with respect to quantity and frequency) of the Company for the 12-month period ending on the date hereof.

“Ordinary Revenue” means revenue of the Company for the Company’s products and does not include revenue from government grants or forgiveness of government loans and does not include income commonly listed as Other Income on a GAAP income statement such as interest or revenue from government grants such as forgiveness of government loans (e.g. the Paycheck Protection Program), all as determined in accordance with the Accounting Principles.

“Organizational Documents” means, with respect to any entity, the articles of incorporation, by-laws, Certificate of Formation, Operating Agreement or similar organizational documents of such entity.

“Original Accounting Principles” means accounting practices followed by Seller, generally understood to be similar to GAAP accounting methods with the following modifications:

1)    revenue in the income statement immediately booked for any invoice issued in accordance with a customer contract by the Company,

2)    no balance sheet entries for deferred revenue,

3)    no balance sheet entries for uncollected receivables, and

4)    Revenue booked net of AE Unrecognized Commission.

“Outside Date” means May 28, 2021.

“Partnership Agreement” has the meaning set forth in Section 5.16.

“Payoff Amount” has the meaning set forth in Section 5.13.

“Payoff Certificate” has the meaning set forth in Section 2.07(c)(ii).

“Payoff Letter” has the meaning set forth in Section 5.13(a).

EXECUTION VERSION

“Payoff Percentage” means, for each Seller, the respective percentage indicated adjacent to such Seller’s name for a Payoff Amount attributable to Indebtedness of the Company as follows: 50% to each Seller.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(b).

“Permitted Loans and Advances” has the meaning set forth in Section 3.07(w).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” has the meaning set forth in Section 3.22.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Common Stock” means Purchaser’s common stock, par value $0.001 per share.

“Purchaser Preferred Stock” means shares of the Purchaser’s Series D Convertible Preferred Stock designated pursuant to the Certificate of Designation.

“Purchase Price” shall be equal to the sum of the Closing Interim Annual Recurring Revenue multiplied by two (2), plus the Closing Not Live Annual Recurring Revenue multiplied by two (2), plus the Closing Interim Annual Non-Recurring Revenue plus seven hundred and fifty thousand dollars ($750,000).

“Purchase Price Adjustment” has the meaning set forth in Section 2.09(b).

“Purchaser Indemnitees” has the meaning set forth in Section 8.02.

“Purchaser Financing” has the meaning set forth in Section 7.02(n).

“Recurring Revenue” means Ordinary Revenue plus the AE Unrecognized Commission of the Company during any given period of time for a subscription to the Company Products that is contractually committed by a customer to recur for multiple months.

“Related Party” means, with respect to any specified Person, (a) any Affiliate of such specified Person, or any shareholder, member, officer, director, general partner or managing member of such Affiliate; (b) any Person who serves or within the past five years has served as a director, officer, partner, member or in a similar capacity of such specified Person; (c) any immediate family member of a Person described in clauses (a) or (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person (including any Person described in clauses (a) or (b)), immediate family member(s) of such Person and Affiliates of such immediate family member(s), more than 5% of the outstanding equity or ownership interests of such specified Person.

EXECUTION VERSION

“Required Consents and Approvals” means the consents, approvals and filings set forth on Schedule 3.04(a), Schedule 3.04(b), and Schedule 4.04.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person, and with respect to the Purchaser, any actual or potential sources of equity or debt financing of the Purchaser or Affiliate of the Purchaser.

“Resolution Period” has the meaning set forth in Section 2.03(i)(iii).

“Restricted Business” means the business of developing, hosting, and selling e-commerce search software.

“Restricted Employees” has the meaning set forth in Section 5.06(b).

“Restricted Period” has the meaning set forth in Section 5.06(a).

“Review Period” has the meaning set forth in Section 2.03(i)(i).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Guaranties” has the meaning set forth in Section 3.08(b).

“Seller Indemnifying Party” has the meaning set forth in Section 8.02.

“Seller Transaction Expenses” means the Third-Party Expenses payable by any one or more of Sellers or the Company.

“Shares” has the meaning set forth in the Recitals.

“Shareholders” means, collectively, Anthony Svanascini and Michael Svanascini.

“Statement of Objections” has the meaning set forth in Section 2.03(i)(iii).

“Straddle Period” has the meaning set forth in Section 6.03.

“Tax” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, shares, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, Indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (a) above or this clause (b); (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

EXECUTION VERSION

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, gross receipts tax, sales tax, harmonized sales, use tax, value added tax, excise tax, and information returns and reports) filed or required to be filed in respect of Taxes.

“Tentative Annual Balance Sheet” shall be the Balance Sheet in the Tentative Annual Financial Statements with monthly totals.

“Tentative Annual Financial Statements” shall mean the Company’s unaudited monthly financial statements on a consolidated basis for each month in the year ending on the Annual Financials Date consisting of the balance sheet of the Company and the related statements of income all as determined in accordance with the Original Accounting Principles.

“Tentative Annual Income Statement” shall be the monthly income statements in the Tentative Annual Financial Statements.

“Tentative Financial Statements” shall mean the Tentative Annual Financial Statements and the Tentative Interim Financial Statements. Purchaser recognizes that the Tentative Financial Statements prepared by Sellers were not in accordance with GAAP but in accordance with the Original Accounting Principles.

“Tentative Interim Annual Non-Recurring Revenue” shall be six hundred sixty thousand dollars ($660,000) which the Sellers and the Purchasers mutually agree approximates the Closing Interim Annual Non-Recurring Revenue as reflected on Exhibit B attached hereto. .

“Tentative Interim Annual Recurring Revenue” shall be four million five hundred thousand dollars ($4,500,000) which the Sellers and the Purchasers mutually agree approximates the Closing Interim Annual Recurring Revenue as reflected on Exhibit B attached hereto.

"Tentative Interim Balance Sheet" shall be the Balance Sheet in the Tentative Interim Financial Statements with monthly totals for the Interim Period.

“Tentative Interim Financial Statements” shall mean the Company’s unaudited monthly financial statements on a consolidated basis for each month in the Interim Period between the Annual Financials Date and the Interim Financials Date consisting of the balance sheet of the Company and the related statements of income all as determined in accordance with the Original Accounting Principles.

EXECUTION VERSION

"Tentative Interim Income Statement" shall be the monthly income statement in the Tentative Interim Financial Statements.

“Tentative Interim Not Live Annual Recurring Revenue” shall be seven hundred twenty thousand dollars ($720,000) which the Sellers and the Purchasers mutually agree approximates the Closing as reflected on Exhibit B attached hereto .

“Tentative Interim Working Capital” shall be negative nine hundred fifty thousand dollars (negative $950,000) which the Sellers and the Purchasers mutually agree approximates the Closing Interim Working Capital as defined in Tentative Interim Working Capital Schedule.

“Tentative Purchase Price” shall be eleven million eight hundred fifty thousand Dollars ($11,850,000).

“Territory” means world-wide.

“Third Party Claim” has the meaning set forth in Section 8.05(b).

“Third Party Components” means, with respect to a Company Product, all of the following that are not exclusively owned by the Company: (i) software that is embedded in, used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service with, provided via a network as a service or application with, or made available with, such Company Product, including any software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Product for such Company Product to properly function in accordance with its specifications or from which any of the Company Products inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories); and (ii) Intellectual Property rights that are embodied in such Company Product.

“Third Party Expenses” has the meaning set forth in Section 5.10.

“Transaction” has the meaning set forth in Section 2.01.

“Transition Agreement” has the meaning set forth in Section 5.15.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Withholding Payment” has the meaning set forth in Section 2.08.

“Working Capital” on any given date means: on a consolidated basis, the Current Assets less the Current Liabilities of the Company on that date.

“Unrecognized Recurring Revenue” shall be amounts the Company has contracted but cannot be recognize as Recurring Revenue due to contractual terms.

EXECUTION VERSION

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing each Seller shall sell to the Purchaser, and the Purchaser shall purchase from each Seller, the Shares held by such on a cash-free, debt-free basis, free and clear of all Encumbrances for the consideration specified in Section 2.02 (collectively, the “Transaction”).

Section 2.02    Tentative Financials. Upon execution of this Agreement, Sellers shall have delivered to Purchaser the Tentative Annual Financial Statements. Within three (3) Business Days before the Closing, the Seller shall prepare and deliver to the Purchaser a written statement setting forth its good faith calculation of the Tentative Interim Financial Statements, which shall contain:

(a)	the Tentative Interim Balance Sheet,

(b)	the Tentative Interim Income Statement,

(c)	the Tentative Interim Working Capital,

(d)	the Tentative Interim Annual Recurring Revenue,

(e)	the Tentative Interim Annual Non-Recurring Revenue,

(f)	the Tentative Interim Not Live Annual Recurring Revenue,

(g)	and a certificate of the Chief Financial Officer of the Company that the Tentative Financial Statements was prepared in accordance with the Seller’s Original Accounting Principles.

(h)

Further, within two (2) Business Days before Closing, Purchaser and Seller shall prepare and agree upon a Tentative GAAP Adjustment Analysis providing the expected recognizable revenue and deferred revenue for the Interim Period.

Section 2.03    Closing Financials. On or before the Closing Statement Date, the Purchaser shall prepare and deliver to the Sellers a written statement setting forth its good faith calculation of the Closing Financial Statements, which shall contain:

(a)	the Closing Interim Balance Sheet,

(b)	the Closing Interim Income Statement,

(c)	the Closing Interim Working Capital,

(d)	the Closing Interim Annual Recurring Revenue,

(e)	the Closing Interim Annual Non-Recurring Revenue,

(f)	the Closing Interim Not Live Annual Recurring Revenue,

(g)	Purchase Price,

EXECUTION VERSION

(h)	a certificate of the Chief Financial Officer of the Purchaser that the Closing Working Capital was prepared in accordance with GAAP Accounting Principles.

(i)	Closing Financials, Examination and Review.

(i)     Purchaser and Sellers acknowledge that calculations shall be based on GAAP Accounting Principles.

(ii)    Examination. After receipt of the Closing Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Sellers shall have access to the books and records of the Company to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Closing Statement as the Sellers may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Purchaser or the Company.

(iii)   Objection. On or prior to the last day of the Review Period, the Sellers may object to the Closing Statement by delivering to the Purchaser a written statement setting forth the Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ disagreement therewith (the “Statement of Objections”). If the Sellers fail to deliver the Statement of Objections on or before the last day of the Review Period, the Closing Statement and the Working Capital Adjustment and the Purchase Price Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Sellers (a “Deemed Acceptance”) and shall be final, conclusive and binding. If the Sellers deliver the Statement of Objections on or before the last day of the Review Period, the Purchaser and the Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Working Capital Adjustment and the Purchase Price Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by the Purchaser and the Sellers, shall be final, conclusive and binding on the parties hereto.

(iv)   Resolution of Disputes. If the Sellers and the Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to BDO USA, LLP– Chicago Office (or if BDO USA, LLP– Chicago Office is unable or unwilling to accept such engagement, to a national firm of independent accountants mutually agreed upon in writing by the Purchaser and the Sellers (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Working Capital Adjustment and the Purchase Price Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The determination by the Independent Accountant of the Disputed Amounts shall be based solely on presentations and submissions by the Purchaser and the Sellers (which presentations and submissions shall be made to the Independent Accountant no later than thirty (30) days after the engagement of the Independent Accountant), and the definitions set forth herein. Any amounts not disputed in accordance with this Section (the “Undisputed Amounts”) shall be final, conclusive and binding on the parties hereto, and shall be paid as and when required herein.

EXECUTION VERSION

(v)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and by the Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or the Purchaser, respectively, bears to the aggregate amount actually contested by the Sellers and the Purchaser.

(vi)   Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and the Independent Accountant’s resolution of the Disputed Amounts and its adjustments to the Closing Statement and/or the Working Capital Adjustment and the Purchase Price Adjustment shall be final, conclusive and binding upon the parties hereto.

(vii)  Payments of Working Capital Adjustment and the Purchase Price Adjustment. Except as otherwise provided herein, any payment of the Working Capital Adjustment and the Purchase Price Adjustment, including any Undisputed Amounts, shall (A) be due (x) within five (5) Business Days of a Deemed Acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (iv) above (the “Closing Adjustment Payment Date”); and (B) be paid by wire transfer of immediately available funds to such account as is directed by the Purchaser or the Sellers, as the case may be.

(j)      Adjustments for Tax Purposes. Any payments made pursuant to ARTICLE II including but not limited to Section 2.03, Section 2.04, and Section 2.09 shall be treated as part of the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.04     Purchase Price and Payments Amounts at Closing

(a)    The “Initial Cash Payment” shall be Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) plus the Tentative Interim Working Capital (for the avoidance of doubt, the Tentative Interim Working Capital may be negative).

(b)    The “Initial Stock Payment” shall be that number of shares of Purchaser Preferred Stock with a stated value equal to $1,000 per share, or One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate (the “Initial Stock Payment Amount”). The shares of Purchaser Preferred Stock issuable pursuant to this Agreement shall have such preferences, rights and limitations as set forth in the Certificate of Designation.

Section 2.05	Secondary Cash Payment.

(a)    Simultaneously with the Closing, the Company shall place into escrow the source code necessary to operate the Company’s business (the “Company Source Code”) and the License Agreement, which shall be held in escrow in accordance with the terms of the form of Escrow Agreement attached hereto as Schedule 2.05(a) hereof. Purchaser shall be responsible to pay any escrow fees pursuant to the terms of the Escrow Agreement.

(b)    As part of the Purchase Price, on or before December 31, 2021 (the “Secondary Cash Payment Date”), the Purchaser shall pay to the Seller the secondary cash payment equal to Two Million Dollars ($2,000,000) (the “Secondary Cash Payment”). Should the Secondary Cash Payment not be received by Seller on or before December 31, 2021, the Secondary Cash Payment shall be increased from Two Million Dollars ($2,000,000) to Two Million Two Hundred Thousand Dollars ($2,200,000), and shall be payable by Purchaser to Sellers no later than January 7, 2022 (the “Increased Secondary Cash Payment Date”).

EXECUTION VERSION

(c)     In the event that the Increased Secondary Cash Payment is not paid (a “Secondary Cash Payment Default”) on or before January 31, 2022 (the “Default Secondary Cash Payment Date”) , Sellers shall have the right to enforce their rights under the Escrow Agreement. In the event Sellers enforce their rights under the Escrow Agreement, the Company Source Code shall be released from Escrow (subject to any applicable provisions contained in the Escrow Agreement) and Sellers shall grant to the Purchaser a limited, worldwide, non-transferable, non-sublicensable, royalty-free, fully paid-up, non-exclusive license solely to use the Company Source Code, pursuant to the form of License Agreement attached hereto as Schedule 2.05(c) and made a part hereof (the “License Agreement”). Simultaneously with the release of the Company Source Code to Sellers, the License Agreement shall be released from escrow to Purchaser. In addition, in the event of a Secondary Cash Payment Default, the provisions of Section 5.06 hereof notwithstanding, the Restrictive Period shall immediately end, subject to Section 2.05(d) below.

(d)    If the Sellers exercise their rights under the Escrow Agreement following a Secondary Cash Payment Default, the Purchaser shall have the right to cure the Secondary Cash Payment Default by payment to the Sellers, no later than June 30, 2022, an amount equal to Three Million Two Hundred Thousand Dollars ($3,200,000), being the Increased Secondary Cash Payment plus One Million Dollars ($1,000,000), and the Earnout Target shall be reduced by One Million Dollars ($1,000,000) to One Million Six Hundred Thousand Dollars ($1,600,000). If the Purchaser cures the Secondary Cash Payment Default in accordance with this Section 2.05(d), then the Company Source Code and License Agreement shall be returned to Escrow pending payment of the Earnout, and the Restrictive Period thereupon shall re-commence immediately.

(e)    It is expressly understood and agreed that the Sellers’ rights under the Escrow Agreement and their right to possession of the assets held in escrow, are in addition to any other rights under this Agreement, including the right of the Sellers to seek a judgment in law or in equity for Purchaser’s breach of its obligations hereunder.

Section 2.06	Earnout.

(a)    As part of the Purchase Price, Sellers will receive an Earnout estimated to be approximately Earnout Target, plus the Earnout Bonus, which shall be paid to the Sellers on or before the Earnout Payment Date as a performance based earnout (the “Earnout”), subject to the provisions of Article VIII hereof. The Earnout shall be equal to (a) Earnout Target multiplied by the quotient obtained by dividing the Future ARR by the Historical ARR; provided, however, that the Earnout shall not exceed Earnout Target. Notwithstanding the foregoing, in the event that the Future ARR exceeds the Historical ARR, the Sellers shall be entitled to receive an additional Earnout payment (the “Earnout Bonus”), which shall be calculated as follows: (i) Future ARR minus Historical ARR (ii) multiplied by 5%.

(b)    Simultaneously with Closing, the Company shall place into escrow the Company Source Code, which shall be held in escrow in accordance with the terms of the Escrow Agreement. The Sellers shall be responsible to pay any escrow fees pursuant to the terms of the Escrow Agreement. In the event that the Earnout, to the extent that it is earned and payable, is not paid on or before the Earnout Payment Date in accordance with this Section 2.06(a) (subject to five (5) day cure period following written notice from Sellers of Purchaser’s default in the timeline payment of the Earnout Amount) (an “Earnout Default”), the Company Source Code shall be released from Escrow (subject to any applicable provisions contained in the Escrow Agreement) and Sellers shall grant to the Purchaser a limited, worldwide, non-transferable, non-sublicensable, royalty-free, fully paid-up, non-exclusive license solely to use the Company’s trademarks and source code embedded within the Company’s Products, pursuant to the form of License Agreement. In addition, in the event of an Earnout Default, the provisions of Section 5.06 hereof notwithstanding, the Restrictive Period shall immediately end.

EXECUTION VERSION

Section 2.07	Transactions to be Effected at the Closing.

(a)	At the Closing, the Purchaser shall deliver to the Sellers:

(i)     By wire transfer of immediately available funds to each individual Seller account as set forth on the Flow of Funds Memorandum, an amount equal in accordance with the Agreed Allocations of the Initial Cash Payment as defined in Section 2.04(a). In the event that Sellers do not timely deliver a Flow of Funds Memorandum to Purchaser, Purchaser may pay the amounts in the foregoing sentence to each Seller by check in accordance with the Agreed Allocations.

(ii)    Within three Business Days of the Closing, the Purchaser shall transfer the Purchaser Preferred Stock in the Initial Stock Payment as directed by the Sellers, in book-entry form.

(iii)   The Escrow Agreement, duly executed by the Purchaser, the Company and the escrow agent.

(iv)    The Transition Agreement, duly executed by the Purchaser and the Company.

(v)    The Hosting Agreement, duly executed by the Purchaser and the Company.

The Partnership Agreement, duly executed by the Purchaser and the Company.

(vi)    All other agreements, documents, instruments or certificates as the Sellers and the Company reasonably request that are necessary or desirable to consummate the transactions contemplated by this Agreement.

(b)    On or before the Closing Date, the Company shall pay the following amounts:

(i)    Closing Indebtedness of the Company to be paid at or prior to Closing; and

(ii)   any Seller Transaction Expenses unpaid at Closing.

(c)    At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser:

(i)      Stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto.

(ii)    A list of Payoff Amounts for all Indebtedness of the Company, including all Indebtedness listed on Schedule 2.06(c)(ii), and all Seller Transaction Expenses (the “Payoff Certificate”), together (A) with appropriate termination statements under the applicable Uniform Commercial Code or comparable Laws or Payoff Letters, and (B) invoices or other documentation evidencing required Payoff Amounts and payees of such Seller Transaction Expenses, in each case in form and substance reasonably satisfactory to the Purchaser, if applicable.

(iii)    The release of all guarantees made by the Company on behalf of any other Person, in each case in form and substance reasonably satisfactory to the Purchaser, if applicable.

EXECUTION VERSION

(iv)    The original stock ledger(s) and minute book(s) for the Company.

(v)     All consents and approvals listed or required to be listed on Schedule 3.04, in each case, in form and substance reasonably satisfactory to the Purchaser, if applicable.

(vi)    A written release of all claims against the Company from each Seller, in, or substantially in, the form attached hereto as Exhibit 2.06(c)(vi) (the “Seller Release”).

(vii)   A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of the current Certificate of Incorporation, and by-laws of the Company (including any amendments thereto), (B) that attached thereto are true and complete copies of all resolutions duly adopted by the Sellers, Board of Directors of the Company, and the boards of directors of the Sellers, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(viii)    A good standing certificate with respect to the Company from the State of Illinois, dated within seven (7) Business Days prior to the Closing.

(ix)    Written resignations of the officers and directors of the Company, and general releases from each such officer and director, in each case effective as of the Closing Date.

(x)     A written statement from each Seller, dated as of the Closing Date, certifying that such Seller is not a foreign person, substantially in the form of the applicable sample certificate set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv).

(xi)    A properly completed and executed IRS Form W-9 from each of the Sellers..

(xii)   The Escrow Agreement, duly executed by Sellers.

(xiii)  The Transition Agreement, duly executed by Sellers.

(xiv)  The Hosting Agreement, duly executed by Svanaco.

(xv)   The Partnership Agreement, duly executed by Svanaco.

(xvi)  All other agreements, documents, instruments or certificates as the Purchaser reasonably requests that are necessary or desirable to consummate the transactions contemplated by this Agreement.

(d)    Payoff Amounts. At the Closing, the Purchaser shall pay on behalf of Sellers and the Company (i) to each holder of Indebtedness listed on the Payoff Certificate, the Payoff Amount specified in the Payoff Certificate as being owed to such holder of Indebtedness, and (ii) to each identified payee of Seller Transaction Expenses, the amount of the Seller Transaction Expenses due to such payee as reflected on the Payoff Certificate.

EXECUTION VERSION

Section 2.08    Closing. The closing of the Transaction (the “Closing”) shall take place remotely via electronic mail within ten (10) Business Days of the satisfaction or waiver of the conditions to closing set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing), or as otherwise agreed to in writing by Purchaser and Sellers (the date on which the Closing occurs being referred to as the “Closing Date”). The Closing shall be effective as of 11:59 p.m., Eastern Time, on the Closing Date.

Section 2.09     Closing Adjustment

(a)    Working Capital Adjustment. The “Working Capital Adjustment” shall be an amount equal to the Closing Interim Working Capital minus the Tentative Interim Working Capital. If the Working Capital Adjustment is a negative number, the Earnout shall be decreased by the Working Capital Adjustment. If the Working Capital Adjustment is a positive number, the Earnout shall be increased by the Working Capital Adjustment. The Purchaser and Sellers agree that, in addition to all rights and remedies available to the Purchaser, the Earnout shall be a source of the Purchaser's right to the Working Capital Adjustment, and Purchaser shall have the right to set-off against the Earnout any Working Capital Adjustment amounts owed to it, and that the Sellers shall be jointly and severally liable for any shortfall.

(b)    Purchase Price Adjustment. The “Purchase Price Adjustment” shall be an amount equal to the Purchase Price minus the Tentative Purchase Price. If the Purchase Price Adjustment is a negative number, the Sellers, jointly and severally, shall pay to the Purchaser within in five (5) days an amount equal to the Purchase Price Adjustment. If the Purchase Price Adjustment is a positive number, the Purchaser shall pay to the Sellers within five (5) days an amount equal to the Purchase Price Adjustment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

Except as set forth in the correspondingly numbered Schedule to the Disclosure Schedule to this Agreement (each referred to as a “Schedule”), each of the Company, each of the Sellers, and each of the Shareholders (solely with respect to Sections 3.11(a)-(e) and 3.30), jointly and severally represents and warrants to the Purchaser as set forth in this Article III as follows:

Section 3.01     Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. The Company has all requisite corporate power and corporate authority necessary to own, lease or operate the property and Assets owned, operated or leased by it and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its Assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on the Company. Schedule 3.01 lists every province, state or foreign jurisdiction in which the Company has employees, facilities or is qualified to do business.

Section 3.02	Authorization.

(a)

The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed by the Company in connection herewith and, subject to obtaining consent of the shareholders of the Sellers, to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, subject to obtaining consent of the shareholders of the Sellers and no other action on the part of the Company or any Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been duly authorized, executed and delivered by the Company and, subject to obtaining consent of the shareholders of the Sellers, constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to (i) the laws of general application relating to bankruptcy, insolvency and the relief of debtors and other similar laws now or hereinafter in effect affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

EXECUTION VERSION

(b)

Subject to each Seller obtaining the consent of its shareholders, which consents shall have been obtained prior to the Closing Date, each Seller has the power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed by such Seller in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite action, and no other action on the part of such Seller or any other Person is necessary to authorize the execution, delivery and performance of this Agreement and each other Ancillary Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby and thereby. This Agreement and each other Ancillary Agreement to which such Seller is a party have been duly authorized, executed and delivered by such Seller, and, subject to obtaining the consent of its shareholders, constitute legal, valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms, subject to the Enforceability Exceptions. No Seller is aware of (a) any claims that the Company has against any Seller, and (b) any events that have occurred that would reasonably be likely to form the basis of any claims against any Seller, subject to Enforceability Exceptions.

Section 3.03	Capitalization.

(a)

The Shares constitute all of the issued and outstanding capital stock of the Company, and the Sellers are the record and beneficial owners of the Shares, and have good and marketable title to the Shares, free and clear of all Encumbrances. The Sellers are the sole shareholders of the Shares, as set forth on Schedule 3.03(a) hereto. There are no shareholders of the Company other than the Sellers. There are no outstanding agreements between any Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to the Shares. At the Closing, the Sellers will deliver to the Purchaser all such Shares, free and clear of any and all Encumbrances, with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Each Seller has the sole right to transfer such Shares to the Purchaser.

(b)

Except as set forth on Schedule 3.03(b), the Company does not have (i) any shares of capital stock reserved for issuance, (ii) any class of capital stock other than the shares of common stock, or (iii) any outstanding or authorized option or warrant relating to its equity interests or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it or have any rights with respect to, any equity interests (or securities convertible into or exchangeable for any of its equity interests), including any outstanding or authorized stock appreciation, phantom equity, profit participation or interests, or other similar rights with respect to the Company. Except as set forth on Schedule 3.03(b), there are no (A) outstanding obligations of the Company or any Seller to purchase, repurchase, redeem or otherwise acquire any equity interests of the Company, (B) voting trusts, seller or shareholder agreements, proxies or other Contracts of any character with respect to the voting or transfer of the Company’s equity interests, (C) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or drag-along rights) of any equity interests, or (D) outstanding obligations of the Company or any Seller to make any payment, including the payment of dividends or distributions, based on the value of any equity interest in the Company. All of the issued and outstanding shares of capital stock of the Company have been validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive rights or other similar rights. Except as set forth on Schedule 3.03(b), the execution of this Agreement and the consummation of the transactions contemplated hereby will not trigger, invoke or otherwise give rise to any rights by any shareholders of the Company or other Persons to purchase, subscribe for or otherwise acquire any equity interests (or any securities convertible thereto or exchangeable therefor).

EXECUTION VERSION

(c)

Except as set forth on Schedule 3.03(c), the Company does not have and has never had any subsidiaries or affiliated companies, and the Company does not control and has never controlled, and does not own or have rights to, and has never owned or had rights to, any shares of or any ownership interest in, directly or indirectly, any Person. The Company has no obligations to provide financing or extend credit to or make any investment in any Person.

(d)

The Company has never adopted, sponsored or maintained any equity option plan or any other plan or agreement providing for equity or equity-related compensation to any Person. The Company is in full compliance with its Organizational Documents, full, complete and accurate copies of which have been provided to the Purchaser prior to the date hereof.

(e)

Upon the consummation of the Acquisition, the Purchaser will be the sole record and beneficial holder of all issued and outstanding shares of capital stock of the Company and of all rights to acquire or receive any shares of capital stock of the Company, if any.

(f)

The Company is not currently nor has it ever been required to file any form, report, schedule, statement or other document with the United States Securities and Exchange Commission, including any periodic reports or registration statements relating to any class of debt or equity securities of the Company pursuant to the Exchange Act, the Securities Act or otherwise.

Section 3.04	No Conflicts; Consents.

(a)

Except as set forth on Schedule 3.04(a), the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of any Organizational Document; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Schedule 3.04(a), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and Assets are subject (including any Material Contract) or any Permit affecting the properties, Assets or business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or Assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

EXECUTION VERSION

(b)

The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (ii) except as set forth Schedule 3.04(b), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of the Company’s properties and Assets are subject (including any Material Contract) or any Permit affecting the Company’s properties, Assets or business; or (iii) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or Assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 3.05     Financial Statements

(a)	The Tentative Financial Statements are included in Schedule 3.05(a).

(b)

The Tentative Financial Statements have been prepared in accordance with the Original Accounting Principles applied on a consistent basis throughout the period provided, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in audited financial statements).

(c)

The Tentative Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(d)	The Tentative Financial Statements shall be delivered in a system of accounting established and administered in accordance with the Original Accounting Principles.

Section 3.06

Undisclosed Liabilities. The Company has no Liabilities, except (a) those which are adequately reflected or reserved against in the Tentative Financial Statements, and (b) those which have been incurred in the Ordinary Course of Business since the Tentative Financial Statements Date and which are not, individually or in the aggregate, material in amount.

Section 3.07

Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.07, since the Annual Financials Date, and other than in the Ordinary Course of Business or as contemplated by this Agreement, there has not been, with respect to the Company, any:

EXECUTION VERSION

(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)	amendment of the Company’s Organizational Documents;

(c)	split, combination or reclassification of any shares of its capital stock;

(d)

issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)	declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)

material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the Tentative Annual Financial Statements or the GAAP or Original Accounting Principles;

(g)

material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)	entry into any Contract that would constitute a Material Contract;

(i)	incurrence, assumption or guarantee of any Indebtedness;

(j)	transfer, assignment, sale or other disposition of any of the Assets shown or reflected in the Tentative Annual Financial Statements or cancellation of any debts or entitlements;

(k)	transfer, assignment, grant or termination of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)

abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any trade secrets included in the Company Intellectual Property

(m)	damage, destruction or loss (whether or not covered by insurance) to Assets;

(n)	any capital investment in, or any loan to, any other Person;

(o)

acceleration, termination, material modification to or cancellation of any Material Contract, or any notice of acceleration, termination, material modification to or cancellation of any Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

EXECUTION VERSION

(p)

acceleration, termination, material modification to or cancellation of any Material Contract, or any written notice of acceleration, termination, material modification to or cancellation of any Material Contract, to which the Company is a party or by which it is bound;

(q)	any capital expenditures or entry into any Contracts for capital expenditures in excess of $25,000;

(r)	imposition of any Encumbrance (other than Permitted Encumbrances or liens securing Closing Indebtedness) upon any of the Company’s properties or Assets or capital stock;

(s)	any loss of a Material Customer or a Material Supplier;

(t)

any material change in any compensation arrangement or agreement with any employee, officer, director, independent contractor or shareholder, in each case, who has annual compensation of greater than $25,000, or any amendment to, adoption or termination of a Company Employee Plan;

(u)	hiring or promoting any person or hiring or promoting any employee except to fill a vacancy in the Ordinary Course of Business;

(v)

adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Company Employee Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(w)

any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees, other than loans or advances to employees (other than any Seller) that do not exceed $7,500 in the aggregate (“Permitted Loans and Advances”);

(x)	entry into a new line of business or abandonment or discontinuance of existing lines of its current business;

(y)

adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(z)

purchase, lease or other acquisition of the right to own, use or lease any property or Assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(aa)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the Assets or stock of, or by any other manner, any business or any Person or any division thereof;

(bb)

action by the Company to make, change or rescind any Tax election, or amend any Tax Return or take any position on any Tax Return, or take any action, omit to take any action or enter into any other transaction, in each case, that would have the effect of increasing the Tax liability or reducing any Tax asset of the Purchaser in respect of any Post-Closing Tax Period; or

EXECUTION VERSION

(cc)	any Contract to do any of the foregoing, or any arrangement, commitment, action or omission that would result in any of the foregoing.

Section 3.08     Material Contracts.

(a)

Schedule 3.08(a) lists each of the following Contracts to which the Company is a party and that are currently in effect (such Contracts, together with all Contracts listed or otherwise disclosed in Schedule 3.09(b) and all Company IP Agreements set forth in Schedule 3.11(b), being “Material Contracts”):

(i)	Contract for the engagement, as an employee or independent contractor, on a full-time, part-time, consulting or other basis;

(ii)

Contract relating to any severance, golden parachute, stay bonus, retention agreement or similar Contract with or for the benefit of any current or former officer, employee, independent contractor, or other Person engaged on a full-time, part-time, consulting or other basis requiring payments by the Company as a result of the Transaction;

(iii)	Contract under which the Company has advanced or loaned money to any other Person;

(iv)	Contract relating to Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance on any Asset;

(v)	Contract under which the Company is the lessor of, or permits any third Person to hold or operate, any of the Assets;

(vi)

Contract prohibiting or restricting the Company from freely engaging in any business or competing anywhere in the world or Contract for the Company’s benefit (other than employment agreements in which the Company is the employer) prohibiting or restricting any other Person from freely engaging in any business or competing anywhere in the world;

(vii)	Contract relating to any “lock-box” with any financial institution;

(viii)	guaranty, bond or similar Contract made by Company for the benefit of another Person or made by another Person for the benefit of Company;

(ix)	capital lease;

(x)

Contract relating to any pending business acquisition or pending divestiture (including the disposition of a material portion of the Company’s Assets other than in the Ordinary Course of Business) or the acquisition of material assets, technology or other properties of another Person or the grant to any Person of any options, rights of first refusal, exclusive negotiation or preferential or similar rights to purchase any of such assets, technology or properties by the Company;

(xi)	indemnification Contract entered into by the Company running to the benefit of any current or former employee, officer, director or manager of the Company;

EXECUTION VERSION

(xii)

Active Contracts relating to Company Intellectual Property for which the Company may reasonably be expected to pay or receive more than $50,000 during the term of the Contract (other than any Contract in respect of commercially available “off-the-shelf” software licensed to the Company in the Ordinary Course of Business and with aggregate annual fees of less than $50,000);

(xiii)	Contract with any Governmental Authority to which the Company is a party;

(xiv)	Contract to which the Company is a party that provides for any joint venture, partnership or similar arrangement by the Company;

(xv)	Contract relating to the settlement of any Action within the past six (6) years;

(xvi)	Contract between or among the Company on the one hand and Seller or any of its Affiliates on the other hand;

(xvii)	Contract with a Material Customer;

(xviii)	Contract with a Material Supplier;

(xix)	Contract involving a Company Employee Plan to which the Company is a party or has any obligation;

(xx)	Contract, having a value of over $50,000 annually, involving the Company and not previously disclosed pursuant to this Section 3.08(a).

(b)

Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

(c)

Schedule 3.08(c) lists each guaranty of a Seller or such Seller’s Affiliates made on behalf of any Company and other Person with respect to the Closing Indebtedness (collectively the “Seller Guaranties”).

Section 3.09	Title to Assets.

(a)	The Company does not now and has never owned any real property.

EXECUTION VERSION

(b)

Except with respect to Material Company IP, which is addressed in Section 3.11 hereof, the Company has good and valid title to, or in the case of leased Assets or property, good and valid leasehold interest in, all of the Assets and properties necessary for the conduct of, or otherwise material to, the business as currently conducted and as currently contemplated to be conducted, free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)	those items set forth in Schedule 3.09(b);

(ii)

liens for (A) Taxes not yet due and payable, or (B) Taxes being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established that are reflected on the Tentative Financial Statements;

(iii)

mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and which are not, individually or in the aggregate, material to the business conducted by the Company;

(iv)	Encumbrances securing Indebtedness set forth in Schedule 3.09(b) that will be released prior to or at the Closing or that will be paid off in accordance with the Payoff Certificate;

(v)

Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case, as incurred in the Ordinary Course of Business;

(vi)	restrictions under applicable federal or state securities Laws;

(vii)	Encumbrances created by or through the Purchaser;

(viii)	zoning, building, and similar ordinances or restrictions imposed by a Governmental Authority; or

(ix)	Encumbrances granted by the lessor of any Assets of the Company and secured by such Asset.

Section 3.10

Condition and Sufficiency of Assets. Schedule 3.10 lists all the equipment, assets and properties used in, or held for use in, the business conducted by the Company in which the Company has a leasehold interest and the related leases (the “Leased Property”). With respect to the Leased Property, the Company is in material compliance with the related leases, and holds a valid leasehold interest to such Leased Property, free of any Encumbrances other than Permitted Encumbrances, and all the related leases are valid and binding agreements of the Company, as applicable, and are in full force and effect. The Leased Property, the Company IP Agreements, and the Assets include all of the Assets, properties and rights used to operate the Company’s business as currently conducted and are sufficient for the continued conduct of the Company’s business immediately after the Closing in substantially the same manner as conducted prior to the Closing. All of the tangible Assets are located at the Company’s premises. None of the buildings, plants, structures and other improvements operated by or on behalf of the Company and located on or at the leased real property, or any activities carried on therein, is in violation of, or in conflict with, any applicable zoning regulation or ordinance or other similar Law applicable to or binding on the Company or any of its Assets; and (b) to the Company’s Knowledge, there does not exist any pending or threatened condemnation or eminent domain proceedings that affect any leased real property. Neither the Company nor any of its Affiliates has received any notice stating or alleging that any violation or conflict described in clauses (a) or (b) above has occurred. To the Company’s Knowledge, all water, sewer, gas, electric, telephone, drainage, and other utilities required by any Law or necessary for the current operation of the Company’s business in the leased real property have been installed and connected. Such utilities have been sufficient to service the leased real property and the Company has not experienced during the two years preceding the date of this Agreement any material interruption in the delivery of utilities or other public services.

EXECUTION VERSION

Section 3.11	Intellectual Property.

(a)

Schedule 3.11(a) lists all (i) Company IP Registrations and (ii) Company Intellectual Property that are not registered but that are material to the Company’s business or operations (“Material Company IP”). All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Sellers have provided the Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)

Schedule 3.11(b) lists all Company IP Agreements. The Company and the Sellers have provided the Purchaser with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)

Except as set forth in Schedule 3.11(c), the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record owner of all right, title and interest in and to the Material Company IP, and has the valid right to use all other Material Company IP used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)

The Company exclusively owns and possesses (free and clear of all Encumbrances, except for Permitted Encumbrances) the entire right, title and interest in and to, or the Company has valid, enforceable and sufficient license to use (pursuant to a Company IP Agreement), all other Intellectual Property used in, developed for or necessary for the conduct of the Company’s business as presently conducted and presently proposed to be conducted.

(e)

The transactions contemplated by this Agreement shall not impair any right, title or interest of the Company in or to any Material Company IP, and immediately subsequent to the Closing, such Material Company IP shall be owned by, licensed to, or available for use by, the Company on terms and conditions identical to those under which the Company owned, licensed or used, such Material Company IP immediately prior to the Closing, without the payment of any additional amounts or consideration.

(f)

The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person.

EXECUTION VERSION

(g)

Except as set forth on Schedule 3.11(g), (a) there are no and there have not been, any Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of the Company, threatened (including in the form of offers to obtain a license) (1) asserting the invalidity, misuse, misappropriation or unenforceability of or challenging the ownership or scope of any of the Intellectual Property rights owned by the Company, or (2) alleging any infringement, dilution, or misappropriation by, or conflict with, any Person with respect to any Intellectual Property rights (including any demand or request in writing that the Company license any rights from any Person), (b) Neither the Company, the conduct or operation of the Company’s business, nor any of the Company’s products (including any development, manufacture, marketing, distribution, importation, offer for sale, sale, license, or use thereof) has infringed, misappropriated, diluted, or conflicted with, and does not infringe, misappropriate, dilute, or conflict with, any Intellectual Property rights of any other Person, (c) to the Knowledge of the Company, the Intellectual Property rights owned by or exclusively licensed to the Company has not been infringed, misappropriated, diluted, or conflicted by any other Person and (d) none of the Intellectual Property rights owned by the Company is subject to any outstanding settlement, order, consent, decree or ruling restricting the use, registration, ownership or disposition thereof.

(h)

The Company has taken all actions reasonably necessary to preserve, maintain and protect all of the Material Company IP, including the secrecy, confidentiality and value of any trade secrets of the Company and other confidential information. The Company has not disclosed any confidential information or confidential Material Company IP (including any trade secrets of the Company) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. The loss or expiration of any Intellectual Property rights or related group of Intellectual Property rights owned, used, or held for use by the Company would not reasonably be expected to have a Material Adverse Effect on the Company, and no loss or expiration of any such Intellectual Property rights is pending or threatened in writing or, to the Knowledge of the Company, otherwise.

(i)

All Persons who have developed, conceived, participated in, or contributed to the creation, modification, or development of any Company IP Registrations or Company Intellectual Property for or on behalf of the Company or Sellers or under the direction or supervision of the Company or Sellers (collectively, the “Developments”) have executed and delivered to the Company a valid and enforceable written agreement (a) providing for the nondisclosure by such Person of any confidential information of the Company and (b) providing for the present assignment by such Person to the Company of all right, title, and interest in and to all Intellectual Property rights arising out of such Person’s employment by, engagement by, or contract with the Company or Sellers. None of the Developments were developed by or on behalf of, or using grants or any other subsidies of, any Governmental Entity, university, college, other educational institution or research center and no funding, facilities, faculty or students of a Governmental Entity, university, college, other educational institution or research center was used in the development of any Developments. No such Person has performed services for a Governmental Entity, university, college, or other educational institution or research center during a period of time during which such Person was also performing services for the Company or Sellers. None of the Company’s or Sellers’ employees, consultants or advisors work for the Company or Sellers has been conducted in breach of such employees’, consultants’ or advisors’ obligations to any Person, including any confidentiality or Intellectual Property rights and transfer obligations and, to the Company’s Knowledge, there is no reasonable basis for any Person to claim any rights to the Company IP Registrations or Company Intellectual Property in connection with any work done by the Company’s or Sellers’ employee, consultant or advisor for such Person at any time.

EXECUTION VERSION

(j)

The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Material Company IP and the data and information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and to implement procedures to take and store on-site and off-site back-up copies of critical data. There is no Malicious Code in any of the Material Company IP, and the Company has not received any complaints from any customers related to any Malicious Code. The Company obtains, uses and discloses only such customer data as it is authorized to obtain, use or disclose by Law and contract. To the Knowledge of the Company, there are no bugs, defects, design or documentation errors, corruption, or Malicious Code that can cause harm to any Material Company IP, except those that have been identified and are being addressed and remediated in the ordinary course of business and would not otherwise have a Material Adverse Effect. The Company has taken all reasonable precautions to ensure that all software owned by the Company (a) are fully functional and operate and run in a reasonable and efficient business manner and (b) conform in all material respects to the specifications and purposes thereof. The Company has implemented and maintains reasonable security, disaster recovery and business continuity plans, procedures and facilities and in the three (3) years prior to the date hereof, there have not been any material malfunctions, materials breakdowns or continued substandard performance that have not been remedied or replaced in all material respects, or any material, unplanned downtime or service interruptions. There have been no actual or alleged security breaches or unauthorized use, access or intrusions, of any Material Company IP or any personal information, payment card information, data, or any other such information (including data of any customer of the Company) used, collected, maintained, or stored by or on behalf of the Company (or any loss, destruction, compromise, or unauthorized disclosure thereof). The Material Company IP is adequate for the immediate and anticipated future needs of the Company’s business as currently conducted.

(k)

Schedule 3.11(k) lists all (a) Company Products, and (b) Third Party Components, in each case identifying (x) the Company Product and versions thereof associated with such Third Party Component, (y) the agreement granting the Company’s rights in and to such Third Party Component (including the name and version number of the applicable Contract for each such Third Party Component that constitutes Open Source Software), and (z) whether any modification thereto was made by or for the Company.

(l)

With respect to any Third Party Component that constitutes Open Source Software, the Company is and has been in compliance in all material respects with all applicable licenses with respect thereto. No software that is a Third Party Component that constitutes Open Source Software has been distributed in a manner that requires the Company to disclose or license any Company source code or in a manner that requires any Company software to be made available at no charge.

EXECUTION VERSION

(m)

The Company and the conduct of its business is and has been in compliance in all material respects with all Data Security Requirements, and there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Company Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any data or other notices received relating to Data Security Requirements. Except as set forth in Schedule 3.11(m), there have not been any complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by any Person regarding the collection, storage, use, disclosure or transfer of personal information by any Person in connection with the businesses of the Company or any violation of applicable Law, and to the Knowledge of the Company, there is no reasonable basis for the same and no such claim has been threatened in writing or pending.

(n)

Neither this Agreement, the Ancillary Agreements, nor the transactions contemplated hereby or thereby, will result in the Purchaser (a) granting to any Person any right to or with respect to any Intellectual Property rights owned by, or licensed to, it, (b) being bound by, or subject to, any non-competition or other material restriction on the operation or scope of its business, or (c) being obligated to pay any royalties or other material amounts to any Person in excess of those amounts payable by any of them, respectively, in the absence of the this Agreement, the Ancillary Agreements and such transactions contemplated hereby and thereby.

Section 3.12     Accounts Receivable. Except as set forth on Schedule 3.12, the accounts receivable reflected on the Tentative Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Tentative Interim Balance Sheet or, with respect to accounts receivable arising after the Tentative Interim Balance Sheet Date, on the accounting records of the Company, are each collectible in full within one hundred (100) days after their respective invoice date. The reserves for bad debts or doubtful accounts shown on the Tentative Interim Balance Sheet or, with respect to accounts receivable arising after the Tentative Interim Financial Statements Date, on the accounting records of the Company have been determined in accordance with the Original Accounting Principles.

Section 3.13	Customers and Suppliers.

(a)

Schedule 3.13(a) sets forth (i) the Company’s top twenty (20) customers, in each cased based on Dollar sales volume, for the period of January 1, 2020 to April 30, 2021 (collectively, the “Material Customers”); (ii) the amount of consideration paid by each Material Customer during such periods; and (iii) a list of any incentive, discount, refund, rebate, credit, or other practice allowance policies with respect to such Material Customers (whether for any past, current or future period). Except as otherwise set forth on Schedule 3.13(a), the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use the Company’s goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)

Schedule 3.13(b) sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) twelve (12) month periods in the trailing twenty-four (24) month period ending on the date of this Agreement (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Except as otherwise set forth on Schedule 3.13(b), the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

EXECUTION VERSION

Section 3.14      Insurance. Schedule 3.14 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, errors and omissions, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the Assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been provided or made available to the Purchaser. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor the Company have received any written notice of cancellation of, material premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company (other than annual workers’ compensation premium adjustments based on the provider’s review of employee pay level and employee classification). All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.15	Legal Proceedings; Governmental Orders.

(a)

Except as set forth in Schedule 3.15, there are no Actions pending or, to the Knowledge of the Company, threatened (a) against or by the Company affecting any of its properties or Assets; or (b) against or by the Company, a Seller or any Affiliate of a Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)

Except as set forth in Schedule 3.15, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or Assets. The Company is in compliance with the terms of each Governmental Order set forth in Schedule 3.15. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.16	Compliance with Laws; Permits.

(a)	The Company is and has been for the past seven (7) years, and the business conducted by the Company is and has been for the past seven (7) years, been conducted in compliance with all applicable Laws.

(b)

All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits due and payable have been paid in full. Schedule 3.16(b) lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.16(b).

EXECUTION VERSION

Section 3.17	Environmental Matters

(a)

The Company has complied, and is now complying, with all Environmental Laws (as defined below). Neither the Company not the Sellers have received notice from any Person that the Company or any Company’s business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances (as defined below).

(b)

To the Company’s knowledge, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of any of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. To the Company’s knowledge, there are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

(c)

As used in this Agreement: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

Section 3.18	Employee Benefit Matters.

(a)

Except as set forth in Schedule 3.18(a), (i) the Company has not entered into any collective bargaining agreement with respect to its employees and no Company Employee is covered by such an agreement or is represented by any labor organization with respect to his or her employment with the Company; (ii) there is no, and never has been, a labor strike, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Employee; (iii) no union organizing campaign is in progress with respect to any Company Employee with respect to his or her employment with the Company; (iv) no union or other labor organization has filed a petition with the National Labor Relations Board seeking an election or certification as the exclusive collective bargaining representative of any employees of the Company; and (v) there is no material unfair labor practice charge or complaint, or other material labor dispute, grievance or arbitration, pending or, to the Knowledge of the Company after reasonable inquiry with the Company’s human resources personnel, threatened against the Company or with respect to any Company Employee.

EXECUTION VERSION

(b)

The Company is, and has always been, in material compliance with all Laws relating to the hiring and retention of employees and to wages, hours, labor, employment and employment practices, employment termination, plant closing, discrimination, civil rights, safety and health, workers’ compensation, terms and conditions of employment, worker classification, equal employment opportunity and collective bargaining agreements. With respect to each Company Employee, except for such amounts that have accrued and remain unpaid in the Ordinary Course of Business and that could not reasonably be expected to cause the Company to incur any material liability, the Company has (i) withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay, or Taxes, or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. Each officer, employee and independent contractor of the Company has obtained and holds all authorizations required by Law in order for such individual to lawfully provide the services to the Company required of his or her position. The Company has obtained and completed Form I-9 from those employees of the Company for whom such form is required by law. No employee of the Company who performs services in the United States is unauthorized to work in the United States.

(c)

There are no pending or, to the Company’s Knowledge, threatened claims or actions against the Company under any worker’s compensation policy or long term disability policy. There is no legal proceeding, claim, investigation, audit, labor dispute or grievance pending or, to the Knowledge of the Company after reasonable inquiry with the Company’s human resources personnel, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints. Schedule 3.18(c) lists all liabilities of the Company to any Company Employee that would result from the termination by the Company of such Company Employee’s employment or provision of services upon or in connection with the transaction contemplated hereby. No event giving rise to the requirement that notice be given to any employee of the Company or any ERISA Affiliate under the WARN Act or under any similar state or local Law has occurred or been announced during the 90-day period ending on the date of this Agreement or any longer period required by any Law.

(d)

Schedule 3.18(d) contains a list of all of the current Company Employees, including next to each current Company Employee’s name, the following information: (i) such employee’s position or title, date of hire, base salary or hourly wage rate and other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (ii) vacation eligibility for the current calendar year (including accrued vacation from prior years); (iii) leave status (including type of leave, and expected return date, if known); (iv) visa status, if applicable; (v) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee; (vi) accrued sick days for current calendar year; (vii) relevant prior notice period required in the event of termination; and (viii) any severance or termination payment (in cash or otherwise) to which any employee is entitled under existing contractual obligations.

EXECUTION VERSION

(e)

Schedule 3.18(e) contains an accurate and complete list of (i) all current and former independent contractors and other Persons that have, or since December 31, 2019 have had, a consulting or advisory relationship with the Company (other than any attorneys or accountants in their capacity as such); (ii) the location at which independent contractors, consultants and advisors have been or are providing services; (iii) the rate of all regular, bonus or any other compensation payable to the current independent contractors, consultants and advisors; and (iv) the start and termination date of any agreement binding any Person that has a consulting or advisory relationship with the Company. Except as set forth in Schedule 3.18(e), all independent contractors, consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company.

(f)

Schedule 3.18(f) contains a true and complete list of each Company Employee Plan. With respect to each Company Employee Plan, the Company has provided or made available to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof including all amendments thereto and, to the extent applicable: (i) any related trust agreement, annuity contract or other funding or financing instrument; (ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description and each summary of material modification thereto, if applicable, and other written communications by the Company, the Sellers or any ERISA Affiliate concerning the extent of the benefits provided under the Company Employee Plan; (iv) a summary of any proposed amendments or changes to be made, or anticipated to be made, to the Company Employee Plan at any time following the date hereof; and (v) for the three most recent plan years, as applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements (C) actuarial valuation reports, and (D) nondiscrimination tests performed.

(g)

There are no actions, suits, claims or administrative matters pending, or to the Sellers’ or the Company’s Knowledge threatened, against the Company, the Sellers or an ERISA Affiliate relating to any Company Employee or any Company Employee Plan. The Company does not intend and has not committed to establish, enter into or amend any Company Employee Plan other than as required to comply with ERISA, the Code or any other applicable Law. Each Company Employee Plan is now and, within the six-year period preceding the Closing has been, operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including ERISA and the Code. The Sellers, the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and to the Knowledge of the Company, there is no default or violation by any party to, any Company Employee Plan. No Company Employee Plan is under audit or investigation by any Governmental Authority or subject to a pending Action and, to the Knowledge of the Company, the Company and each ERISA Affiliate, no audit, investigation, or Action is pending or threatened. Each Company Employee Plan can be amended, terminated or otherwise discontinued at any time without liability to the Company, the Purchaser or any of their ERISA Affiliates (other than ordinary administration expenses). No event has occurred and no condition exists that would subject the Company, by reason of its affiliation with any ERISA Affiliate or the Sellers, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the Assets of any Company Employee Plan and no non-exempt prohibited transaction has occurred that could subject the Company, any ERISA Affiliate, any of their employees, a trustee, administrator or other fiduciary of any trust created under any Company Employee Plan to any tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA.

EXECUTION VERSION

(h)

Except as set forth in Schedule 3.18(h), the Company is not a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance with Section 409A of the Code and is intended to comply with the documentation requirements thereof. The Company is not a party to, or otherwise obligated under, any Contract that provides for the gross-up of Taxes imposed by Section 409A of the Code.

(i)

Except as set forth in Schedule 3.18(i), no Company Employee Plan exists that, as a result of the execution of this Agreement or the Acquisition (either alone or in connection with any subsequent event(s)) could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) acceleration of the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company Employee Plan, or (iii) limitation or restrictions on the right of the Company to merge, amend or terminate any Company Employee Plan. The Company is not a party to any Contract, including this Agreement, relating to any Company Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. No payment or benefit that has been or will be made with respect to any Company Employee will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event. There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Company Employee for excise Taxes paid pursuant to Section 4999 of the Code.

(j)

To the Company’s Knowledge after reasonable inquiry with the Company’s human resources personnel and tax advisors, all current or, former independent contractors of the Company have been properly classified as independent contractors for Federal income tax purposes. No independent contractor is currently eligible to participate in any Company Employee Plan. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(k)

Each Company Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Company Employee Plan as to its qualified status under the Code, and to the Knowledge of the Company, no fact or event has occurred since the date of such letter from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(l)

Neither the Company nor any ERISA Affiliate maintains or has maintained or has at any time sponsored or contributed to or has or had any liability or obligation with respect to, any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) “multi-employer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (iii) “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code, (iv) “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code), (v) plan subject to any non-U.S. law, or (vi) “defined benefit plan” (as defined in Section 3(35) of ERISA). Neither the Company nor any ERISA Affiliate has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company. Except as set forth in Schedule 3.19(l), no benefits are provided to any Company Employee under, and neither the Company nor any ERISA Affiliate maintains or has maintained or has any obligation or liability with respect to, any self-insured “group health plan” (as defined under Section 5000(b)(1) of the Code).

EXECUTION VERSION

(m)

All contributions, premiums or payments required to be made or accrued on or before the date hereof with respect to any Company Employee Plan have been made or accrued on or before the applicable due dates. To the extent deductible under applicable Tax Law, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

Section 3.19	Taxes.

(a)

All Tax Returns required to be filed on or before the Closing Date by the Company have been or will be timely filed (after giving effect to any extensions of time in which to make such filings). Such Tax Returns are (or will be) true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)

Except for amounts accrued and unpaid in the Ordinary Course of Business and applicable Law, the Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)

(i) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority; (ii) the time for filing any Tax Return with respect to Company has not been extended to a date later than the date of this Agreement; (iii) no audit, examination, investigation or other proceeding with respect to Taxes of the Company is currently ongoing or pending; and (iv) no Governmental Authority has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against Company with respect to any taxable period for which the period of assessment or collection remains open, and during the past three years no Governmental Authority in a jurisdiction where the Company does not file Tax Returns has asserted a claim to the effect that the Company may be subject to taxation by that jurisdiction.

(d)

The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign law), in either case that would be binding upon the Company after the Closing Date, (ii) is not or has not been during the past three (3) years a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns on net income or (iii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law. The Company is not a party to any Tax allocation, Tax sharing or similar agreement pursuant to which it will have any obligations after the Closing.

EXECUTION VERSION

(e)

None of Purchaser, any of its Affiliates, or the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in the method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any analogous provision of state, local or foreign Tax Law), (ii) installment sale or other open transaction disposition or intercompany transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous provision of state, local or foreign Tax Law) or (v) election under Section 108(i) of the Code.

(f)

Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(g)	The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

Section 3.20     Related Party Transactions. Except as set forth on Schedule 3.20, no Related Party of the Company (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the business conducted by the Company; or (iii) is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any Related Party or, to the best knowledge of the Company, any other Person in which any Related Party has a substantial or material interest in or of which any Related Party is an officer, director, trustee or partner, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. There are no Claims or disputes of any nature or kind between the Company and any Related Party, or between any of them, relating to the Company and its business. Except as set forth in Schedule 3.20, and except for the Sellers by virtue of their ownership of the Shares, no Related Party owns or has owned, directly or indirectly, or has had any interest in, any property or right (real or personal, tangible or intangible), which is used by the Company or its business.

Section 3.21     Rights of First Refusal. Except as provided under this Agreement, no Person has any right to acquire all or any material portion of the business of the Company.

Section 3.22     Data Privacy. In connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions. Except as set forth in Schedule 3.22, there are no Company privacy policies, contract requirements regarding data privacy, or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. The Company has (a) complied in all material respects with all third-party privacy, marketing and security policies, procedures and guidelines and applicable contractual obligations related to privacy, marketing and security related to each service provider or client; and (b) taken commercially reasonable measures to ensure that all third-party service providers and clients have complied with the Company’s disclosed privacy, marketing and security policies, procedures and guidelines and all applicable privacy and data security Laws. To the Knowledge of Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of its directors, officers, employees, consultants, subcontractors and other agents. To the Knowledge of the Company, the Company has not suffered a security breach that has compromised either the security, confidentiality or integrity of its data or the physical, technical, administrative or organizational safeguards put in place by the Company that relate to the protection of the security, confidentiality or integrity of its data. The Company has not received any Order or other written notification from a Governmental Authority regarding non-compliance or violation of any privacy or data protection principles or Law. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data and, to the Company’s Knowledge, no basis exists for such a claim. There has been no loss, damage, or unauthorized access, use, unauthorized transmission, modification, or other misuse of any personally identifiable information by the Company.

EXECUTION VERSION

Section 3.23     Bank Accounts and Powers of Attorney.  Schedule 3.23 is a list of all accounts maintained by the Company at any bank or other financial institution and the names of the individuals authorized to effect transactions in such accounts. There are no outstanding powers of attorney executed on behalf of the Company, and the Company does not maintain any safe deposit boxes.

Section 3.24     Books and Records. Copies of all minute books and stock record books of the Company all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all the originals of those books and records will be in the possession of the Company. The Company has provided or made available full, complete and accurate copies of the Company’s Organizational Documents to the Purchaser prior to the date hereof.

Section 3.25     Tax Consequences. Each Seller has reviewed with such Seller’s own tax and other advisors the federal, state and local tax consequences of the sale of such Seller’s Shares to the Purchaser and the transactions contemplated by this Agreement and the Ancillary Agreements. Each Seller is relying solely on such advisors and not on any statements or representations of the Company or the Purchaser or any of their agents with respect to the tax consequences to such Seller of the sale of its Shares hereunder. Each Seller understands that it (and not the Purchaser or the Company) shall be responsible for such Seller’s own tax liability that may arise as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.26     Brokers. The Company is not responsible for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Sellers.

Section 3.27     Initial Stock Payment. Sellers agree and acknowledge that the Initial Stock Payment will be acquired for investment purposes only and not with a view to the resale or distribution of any part thereof, and that Sellers will not offer, sell or otherwise dispose of shares of Purchaser Preferred Stock or any shares of Purchaser Common Stock issuable upon conversion of shares of Purchaser Preferred Stock that may be issued to them pursuant to this Agreement other than in compliance with all applicable laws, including, if applicable, Rule 144 promulgated under the Securities Act. Sellers also agree and acknowledge that the Purchaser Preferred Stock that may be issued pursuant to this Agreement are “restricted securities” under the Securities Act. Sellers further agree and acknowledge that any shares of Purchaser Preferred Stock issued to Sellers pursuant to this Agreement will be stamped or imprinted with a legend in substantially the following form:

EXECUTION VERSION

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS BRIDGELINE DIGITAL, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Section 3.28    Covid-19 Measures. The Company has implemented commercially reasonable and practicable precautions and measures regarding the COVID-19 pandemic, in line with state and local guidelines, including social distancing measures, increased sanitization measures, and measures to protect employee and partner health.

Section 3.29     Company Shareholders Agreement. Neither the Company nor the Sellers are parties to any shareholders agreement setting forth the rights, obligations, and restrictions regarding the Shares. The Company and Sellers further represent and warrant that that certain Shareholders Agreement, dated as of July 1, 2012, by and among the Company, Svanawar, and Thanx Ventures, Inc., was terminated and is of no force or effect.

Section 3.30     Svanaco Financial Statements. Each of the Sellers, and each of Michael Svanascini and Anthony Svanascini, jointly and severally represent and warrant to Purchaser that the financial statements of Svanaco, Inc. previously delivered by the Sellers to the Purchaser are accurate and complete in all material respects.

Section 3.31    Full Disclosure. No representation or warranty by the Company, a Seller or a Shareholder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any Ancillary Agreement or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement or any Ancillary Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

Section 4.01     Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease or operate the property and assets owned, operated or leased by it and to carry on its business as presently conducted.

Section 4.02    Authorization. The Purchaser has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed by the Purchaser in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action and no other corporate action on the part of the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been duly authorized, executed and delivered by the Purchaser and constitute legal, valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to the Enforceability Exceptions.

EXECUTION VERSION

Section 4.03     No Conflicts. Neither the execution and delivery by the Purchaser of this Agreement and any Ancillary Agreement to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby and thereby, will conflict with (i) any provision of the Purchaser’s Organizational Documents; (ii) any Contract to which Purchaser is a party; or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Purchaser or any of its rights, properties or assets.

Section 4.04     Consents.  No notice to, filing with, or authorization, registration, consent, or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby by the Purchaser, except for such filings in Schedule 4.04.

Section 4.05      Initial Stock Payment. Upon the consummation of the Acquisition, the Sellers will be the sole record and beneficial holder of all shares represented by the Initial Stock Payment.

Section 4.06     SEC Documents; Financial Statements. Purchaser has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). As of their respective dates, the financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of Purchaser as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents, Purchaser has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2020, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements, which, individually or in the aggregate, are not material to the financial condition or operating results of Purchaser. Purchaser is subject to the reporting requirements of the 1934 Act.

EXECUTION VERSION

Section 4.07     Absence of Certain Changes. Except as set forth in the SEC Documents, since December 31, 2020, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations, prospects or 1934 Act reporting status of Purchaser.

Section 4.08     Legal Proceedings. There are no Actions pending or, to the Purchaser’s knowledge, threatened against or by the Purchaser or any Affiliate of the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.09    Acquisition of Shares.  The Purchaser is acquiring the Shares for its own account and not with a view to distribution with the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The Purchaser is either an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933), or the Purchaser, alone or with its advisors, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. The Purchaser confirms that the Company and the Sellers have made available to the Purchaser the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company; provided, however, that the foregoing does not limit in any way the representations and warranties of the Company and the Sellers in this Agreement or the right of the Purchaser to rely thereon. In making its decision to acquire the Shares, the Purchaser is relying solely on the representations and warranties of the Company and the Sellers set forth in this Agreement.

Section 4.10    Full Disclosure. No representation or warranty by the Purchaser in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any Ancillary Agreement or any certificate or other document furnished or to be furnished to the Sellers pursuant to this Agreement or any Ancillary Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
COVENANTS

Section 5.01     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise contemplated by this Agreement or consented to in writing by the Purchaser, the Sellers shall, and shall cause the Company to, (x) conduct the Company’s business in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Sellers shall:

(a)	cause the Company to preserve and maintain all of its Permits;

EXECUTION VERSION

(b)	cause the Company to pay its debts, Taxes and other obligations when due;

(c)	cause the Company to maintain the properties and Assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)	cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)	cause the Company to defend and protect its properties and Assets from infringement or usurpation;

(f)	cause the Company to perform all of its obligations under all Material Contracts relating to or affecting its properties, Assets or business;

(g)	cause the Company to maintain its books and records in accordance with past practice;

(h)	cause the Company to comply in all material respects with all applicable Laws;

(i)	cause the Company to not violate any Material Contracts;

(j)	cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur; and

(k)

shall not, and shall cause the Company not to, without the Purchaser’s prior written consent (i) amend any Organizational Document of the Company except in the Ordinary Course of Business, (ii) issue any equity (or equity-based awards), (iii) pay any dividends or distributions to its shareholders, (iv) redeem any equity, (v) incur any Indebtedness for borrowed money, (vi) enter into or amend any Material Contract, (vii) change or enter into any new compensation or fringe benefit arrangement with any present or former employee, director, consultant or other individual service provider of the Company, (viii) grant any severance or termination pay to any present or former employee, director, consultant or other individual service provider of the Company, (ix) loan or advance any money or other property to any present or former employee, director, consultant or other individual service provider of the Company (other than Permitted Loans and Advances made in the Ordinary Course of Business); or (x) establish, adopt, enter into, amend or terminate any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement that would affect any present or former employee, director, consultant or other individual service provider of the Company or the Company’s obligations or liabilities.

Section 5.02     Access to Information. From the date hereof until the Closing, the Sellers shall, and shall cause the Company to, (a) afford the Purchaser and its Representatives full and free access to and the right to inspect all of the properties, Assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish the Purchaser and its Representatives with such financial, operating and other data and information related to the Company as the Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers and the Company to cooperate with the Purchaser in its investigation of the Company. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers or the Company in this Agreement.

EXECUTION VERSION

Section 5.03	No Solicitation of Other Bids.

(a)

The Company and each Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of equity interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or Assets.

(b)

In addition to the other obligations under this Section 5.03, the Company and each Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or such Seller, as applicable), advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)

The Company and each Seller agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 5.04	Notice of Certain Events.

(a)	From the date hereof until the Closing, the Company, the Sellers shall promptly notify the Purchaser in writing of:

(i)

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or the Sellers hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

EXECUTION VERSION

(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)

any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting a Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)

The Purchaser’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05	Confidentiality.

(a)

From and after the Closing, each Seller and each Shareholder shall, and shall cause its Affiliates to, hold in confidence any and all information, whether written or oral, concerning the Company, except: (a) in the enforcement or protection of any rights or remedies under this Agreement or any of the Ancillary Agreements; (b) to the extent that the Sellers or the Shareholders can show that such information (i) is generally available to and known by the public through no fault of any of a Seller, any Shareholder, any of their respective Affiliates or its or their respective Representatives, or (ii) is lawfully acquired by a Seller or a Shareholder from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (d) as required by applicable Law or in connection with any judicial, administrative, regulatory, governmental or legal process, audit or investigation; (e) to its or their Representatives who agree to hold such information confidential in accordance with this Section 5.05; or (f) with the written consent of the Purchaser. If, following the Closing, a Seller, a Shareholder, or any of its or their Affiliates or its or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller and such Shareholder shall, to the extent permitted by applicable Law, promptly notify the Purchaser in writing and shall disclose only that portion of such information which such Seller or such Shareholder is advised by its counsel in writing is legally required to be disclosed, provided that such Seller or such Shareholder shall, to the extent permitted by applicable Law, reasonably cooperate with the Purchaser (if so requested by the Purchaser and at the Purchaser’s sole expense) in the Purchaser’s efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information so disclosed.

Section 5.06	Non-competition; Non-solicitation.

(a)

For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), each Seller and each Shareholder, severally but not jointly, shall not, and shall not permit any of its or their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding any of the foregoing in this Section 5.06(a), any of the Sellers, any of the Shareholders, and/or any of its or their respective Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller or such Shareholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

EXECUTION VERSION

(b)

During the Restricted Period, each Seller and each Shareholder shall not, and shall not permit any of its or their Affiliates to, directly or indirectly, hire or solicit any employee of the Company (other than any employee who is a family member (whether by blood, marriage or adoption) or spouse of any of the Sellers or Shareholders) (“Restricted Employees”), or encourage any such Restricted Employee to leave such employment or hire any such Restricted Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Restricted Employees; provided, that nothing in this Section 5.06(b) shall prevent a Seller or a Shareholder or any of its or their Affiliates from soliciting or hiring (i) any employee whose employment has been terminated by the Company or the Purchaser, which, for avoidance of doubt, includes any employee not retained by the Company in connection with consummation of the transactions contemplated by this Agreement or (ii) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee or whose employment has expired as a result of the expiration and non-renewal of such employee’s employment agreement.

(c)

During the Restricted Period, each Seller and each Shareholder shall not, and shall not permit any of its or their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company; provided, however, that in recognizing that Sellers and its Affiliates are strong players in the markets they serve and are resellers of the Hawksearch Platform and expect to remain as such on terms and conditions to be negotiated between the parties hereto, nothing contained in Section 5.06(a) or this Section 5.05(c) shall be construed as prohibiting Sellers from selling, solely as a reseller, products that are competitive to those of the Company, but only in response to specific requests by customers of Sellers for such competitive products, and only after Sellers or its Affiliates, as the case may be, have made commercially reasonable efforts to sell the Company’s products to such customer.

(d)

Each Seller and each Shareholder acknowledges that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller or a Shareholder of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)

Each Seller and each Shareholder acknowledges that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

EXECUTION VERSION

Section 5.07	Approvals and Consents.

(a)

Each party hereto shall, as promptly as possible, (i) if not made prior to the date hereof, make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all Required Approvals and Consents and all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such Required Approvals and Consents and consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)	Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use all reasonable best efforts to:

(i)	respond to any inquiries by any Person from which any of the Required Approvals and Consents is needed, and any Governmental Authority regarding the transactions contemplated by this Agreement;

(ii)	avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and

(iii)

in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such Governmental Order vacated or lifted.

(c)

Without limiting the Purchaser’s other rights hereunder, if any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing and the Purchaser has waived the condition to Closing, the Sellers shall, subsequent to the Closing, cooperate with the Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof that in Purchaser’s reasonable discretion are equal to those of the affected Contract, and, if the Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

EXECUTION VERSION

(d)

All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Sellers or the Company with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)

Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, the Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, after the Closing Date, any assets, businesses or interests of the Purchaser, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08     Closing Conditions. From the date hereof until the Closing, each party hereto shall, and the Sellers shall cause the Company to, use best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof; provided, however, that nothing contained herein shall obligate the Purchaser to satisfy the condition to Closing set forth in Section 7.02(n) hereof on terms and conditions not satisfactory to the Purchaser in its sole and absolute discretion.

Section 5.09     Public Announcements. Each of the Sellers and the Company will not (nor will they permit, as applicable, any of their respective Representatives or Affiliates to), directly or indirectly, issue any public statement or communication regarding the subject matter of this Agreement, the Acquisition or the transactions contemplated hereby, without the prior written consent of the Purchaser.

Section 5.10    Fees and Expenses. Regardless of whether the transactions provided for in this Agreement or any Ancillary Agreement are consummated, except as otherwise provided herein, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall pay its own expenses and fees including all legal, accounting, financial and tax advisory, consulting, broker fees, finder fees and all other fees and expenses of third parties incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (“Third Party Expenses”). In no event shall the Company be responsible for, or obligated to pay, following the Closing, any fees or expenses (including, without limitation, Third Party Expenses) relating to the negotiation, execution or delivery of this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby.

Section 5.11     Consent. Each of the Sellers and each of the Shareholders hereby (i) consents to the sale of the Shares by the Sellers under this Agreement, (ii) waives any right of first refusal or other restriction on transfer held by such Seller or such Shareholder in connection with such sale, and (iii) consents to the waiver by the Company of any right of first refusal or other restriction on transfer held by the Company, as the case may be, in connection with such sale. The Company hereby (i) consents to the sale of the Shares by the Sellers under this Agreement, and (ii) waives any right of first refusal or other restriction on transfer held by it, as the case may be, in connection with such sale.

EXECUTION VERSION

Section 5.12     Further Actions. If any action is necessary or desirable after the Closing to carry out the purposes of this Agreement, including to vest in the Purchaser the full right and title to all the Shares, or to ensure that the Company retains full right, title and possession to all Assets, property, rights, privileges, powers and franchises of the Company, including without limitation all Material Company IP and Intellectual Property rights,, each of the parties shall provide such assistance as is reasonably necessary to take such action, including execute and deliver such additional documents, instruments, conveyances and assurances (but for the avoidance of doubt without incurring any material out-of-pocket costs and expenses). After the Closing, at the request of the Purchaser, the Sellers shall furnish, or cause to be furnished to the Purchaser, such information and assistance as is reasonably necessary for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim.

Section 5.13 Payoff Letters; Flow of Funds Memorandum. The Sellers and the Company shall ensure that at least two (2) Business Days before the Closing, the Purchaser shall receive the following:

(a)

From all holders of Indebtedness of the Company, payoff letters (the “Payoff Letters”), in commercially reasonable form, specifying the amount necessary to be paid to fully repay, satisfy, release and discharge all obligations of the Company under any agreements between the Company and the holders of such outstanding Indebtedness. Each Payoff Letter shall set forth the principal amount of the obligation, any prepayment premiums or fees or termination fees with respect thereto, any accrued interest thereon and any expense reimbursement or other amounts due in respect thereof, shall provide wire instructions and shall provide for the release of, or the authority of the Company to release, or the commitment of the lender upon receipt of the payoff amounts specified therein (the “Payoff Amounts”) to release, all Encumbrances associated with such outstanding Indebtedness and the termination of all other obligations associated therewith upon the payment of such outstanding amounts; and

(b)	From Sellers, the Flow of Funds Memorandum which shall include distribution of Cash and the Initial Stock Payment to Sellers and/or their designated beneficiaries.

Section 5.14      Svanawar Stockholder Consent

(a)

As promptly as practicable after the date of this Agreement (and in any event within 5 calendar days after the date hereof), Svanawar shall seek to obtain the written consent of its stockholders (the “Written Consent”), in the form attached hereto as Exhibit 5.14, in accordance with the provisions of Sections 7.10 and 11.60 of the Illinois Business Corporation Act (the “IBCA”) for the purpose, among others, of obtaining the authorization and approval of the transactions contemplated by this Agreement by the stockholders of Svanawar. Promptly following the effectiveness of the Written Consent, Svanawar shall provide Purchaser with an executed copy of the Written Consent. Svanawar shall comply with all relevant provisions of the IBCA, including but not limited to Section 7.10, with respect to obtaining the Written Consent. Additionally, to the extent applicable, Svanwar shall comply with the provisions of Sections 11.65 and 11.70 of the IBCA with respect to a stockholder’s right to dissent to the transactions contemplated by this Agreement.

EXECUTION VERSION

(b)	The Shareholders hereby covenant and agree that they shall execute the Written Consent and vote their shares in Svanawar in favor of approving this Agreement and the transactions contemplated hereby.

Section 5.15    Transition Services Agreements. Simultaneously with the Closing of this Agreement, the Purchaser, Sellers and the Company shall enter into a transition services agreement, to be negotiated in good faith and attached hereto as Exhibit 5.15 (the “Transition Agreement”).

Section 5.16     Partnership Agreements with Svanaco. Simultaneously with the Closing of this Agreement, the Purchaser, Svanaco and the Company shall enter a partnership agreement, to be negotiated in good faith and attached hereto as Exhibit 5.16 (the “Partnership Agreement”).

Section 5.17     Hosting Agreement. Simultaneously with the Closing of this Agreement, the Purchaser, Svanaco and the Company shall enter into a hosting agreement, to be negotiated in good faith and attached hereto as Exhibit 5.17 (the “Hosting Agreement”).

ARTICLE VI
TAX MATTERS

Section 6.01	Tax Covenants.

(a)

Without the prior written consent of the Purchaser, the Sellers shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Purchaser or the Company in respect of any Post-Closing Tax Period. The Sellers agree that the Purchaser is to have no liability for any Tax resulting from any such action of the Sellers, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless the Purchaser (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements shall be borne and paid by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary).

(c)

The Sellers shall prepare and file, or cause the Company to prepare, in a manner consistent with prior practice and at the Sellers’ expense, all Tax Returns required to be filed by the Company in respect of the Pre-Closing Tax Period, and the Company shall timely pay all Taxes shown as due from the Company on any Tax Return to be filed by the Sellers under this Section 6.01. The Sellers shall also prepare and file, or cause to be prepared and filed all Tax Returns required to be filed by the Company on and after the Closing Date which Tax Returns relate to a Pre-Closing Tax Period other than any Tax Return relating to a Straddle Period. The Purchaser shall prepare and file, or cause to be prepared and filed all Tax Returns to be filed by the Company for all Straddle Periods and all periods beginning after the Closing Date.

Section 6.02    Tax Indemnification. Subject to Section 8.04, Section 8.05, Section 8.06, Section 8.06, and Section 8.07 the Sellers shall, jointly and severally, indemnify and hold the Purchaser and its Affiliates harmless for, from and against any and all Losses attributable to: (a) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date (but excluding such period that commences on the Closing Date) and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), including any Taxes resulting from the reallocation of income, deductions, allowances or credits of the Company by any taxing authority, agency or service; and (b) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date, except in case of either clause (a) or (b), Taxes that are reflected in the calculation of Closing Working Capital. The Sellers shall send to the Purchaser, within five (5) days following receipt from the Purchaser of written notice and supporting documentation verifying such amount and entitlement, payment in cash for any amounts that are the responsibility of the Sellers pursuant to this Section 6.02.

EXECUTION VERSION

Section 6.03    Straddle Period.  The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Company with respect to any period that includes (but does not end on) the Closing Date (a “Straddle Period”) of the Company (but not, for the avoidance of doubt, any Tax Return of any Seller). The Purchaser shall submit such Tax Returns to the Sellers at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions) for review and comment, and the Purchaser shall consider any comments of the Sellers in good faith and revise the applicable Tax Return to the extent the Purchaser deems appropriate, in its reasonable discretion. The Purchaser shall make itself available to discuss any such Tax Return.

Section 6.04     Tax Return Comment Process.  The Sellers and the Purchaser shall undertake in good faith to resolve any issues raised by written request pursuant to Section 6.01 or Section 6.03. If the Sellers and the Purchaser are unable to resolve any issue by the earlier of (i) ten (10) calendar days after the date of receipt of a written request for changes, or (ii) ten (10) calendar days prior to the due date (including any extension thereof) for filing of the Tax Return in question, then the Sellers and the Purchaser shall cause the Independent Accountant to review and determine the correct treatment of the item or items in dispute. The fees and expenses of the Independent Accountant shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser. The determination of the Independent Accountant shall be final and binding on the Parties hereto. Notwithstanding anything to the contrary in this Section 6.04, the Purchaser shall be entitled to file, or cause to be filed, the applicable Tax Returns without having incorporated the disagreed upon comments to avoid a late filing of such Tax Returns. In the event the Independent Accountant’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, the Purchaser shall cause an amended Tax Return to be filed that reflects such resolution.

Section 6.05    Contests. The Purchaser agrees to give written notice to the Sellers of the receipt of any written notice by the Company, the Purchaser or any of the Purchaser’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Purchaser pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Purchaser’s right to indemnification hereunder. The control of the contest or resolution of any Tax Claim shall be pursuant to Section 8.05(b).

Section 6.06    Cooperation and Exchange of Information.  Each Seller and the Purchaser shall, and shall cause their Affiliates to, provide to the other party and its Affiliates such cooperation, documentation and information as any of them reasonably may request in filing any Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit, examination, contest, litigation or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning Tax basis and other information that any such party may possess, at the requesting party’s expense. The Sellers, the Purchaser and their Affiliates shall make their employees reasonably available on a mutually convenient basis at their cost, respectively, to provide explanation of any documents or information so provided, except that to the extent that the cost of complying with this Section 6.06 is more than de minimis with respect to the Tax Return of another party, the party providing assistance can seek reasonable reimbursement of its costs from the party whose Tax Return is being prepared.

EXECUTION VERSION

Section 6.07      Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08    Tax Refunds.  Upon written request of Sellers and at Sellers’ sole expense, the Purchaser shall cause the Company to file for, and use commercially reasonable efforts to obtain and expedite the receipt of, any refund to which the Company may be entitled solely with respect to any Pre-Closing Tax Period; provided, that the Purchaser shall not be required to take any action that could, in the Purchaser’s reasonable judgment, increase any Tax liability on or with respect to the Purchaser, the Company in a period beginning after the Closing Date or would be otherwise adverse to the Purchaser. Any Tax refunds that are received by the Purchaser or the Company, that relate to Pre-Closing Tax Periods shall be for the account of Sellers, and the Purchaser shall pay over to Sellers any such refund within thirty (30) days after receipt or entitlement thereto (except to the extent such refund was taken into account as a Current Asset in the Final Closing Working Capital); provided, that Sellers shall repay any such refund of Taxes, including any interest, penalties or other charges, to the Purchaser in the event that the Company or any of its Affiliates is required to repay such refunds to any Governmental Authority.

Section 6.09	Coordination; Other Tax Matters.

(a)

Notwithstanding anything to the contrary contained in this Agreement, the covenants and agreements of the Sellers and the Purchaser contained in this Article VI shall survive the Closing and shall remain in full force and effect until the sixtieth (60th) day after the expiration of the relevant statutes of limitation (giving effect to any waiver, mitigation or extension thereof).

(b)

Any Tax sharing agreement or arrangement between the Sellers or any of their respective Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated, and all payments thereunder shall be settled, immediately prior to the Closing.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01

Conditions to Obligations of All Parties. The respective obligations of the Company, the Sellers, and the Purchaser to effect the transactions contemplated hereby shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a)

No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) that is in effect and that has the effect of making entering into this Agreement or the Ancillary Agreements, or consummation of the Acquisition or the other transactions contemplated by this Agreement, illegal, or otherwise prohibiting or preventing the consummation of the Acquisition or the other transactions contemplated by this Agreement.

EXECUTION VERSION

(b)

No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing entering into this Agreement or the Ancillary Agreements, or consummating of the Acquisition and the other transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be threatened or pending.

(c)

Purchaser Shareholder Approval. To the extent as may be required by (i) the NASDAQ Capital Market, (ii) the U.S. Securities and Exchange Commission, (iii) the Purchaser’s Organizational Documents, or (iv) any Governmental Authority, the requisite approval of the Purchaser’s shareholders authorizing the consummation of the transactions contemplated by this Agreement, including but not limited to the Purchaser Financing, shall have been obtained.

(d)

Ancillary Agreements. The Company, the Sellers, and the Purchaser shall have negotiated in good faith the terms of the Transition Agreement, Partnership Agreement, and Hosting Agreement, and shall have agreed upon the final form of such agreements to be entered into by the parties simultaneously with the Closing hereunder.

Section 7.02   Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:

(a)

Representations, Warranties and Covenants. (i) The representations and warranties of the Company, each of the Sellers in this Agreement and the Ancillary Agreements shall be true, correct and complete in all material respects (other than representations and warranties that are qualified by materiality which shall be true, correct and complete in all respects) as of the date made and as of the Closing Date as though such representations and warranties were made on and as of such date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all respects as of such date, and (ii) the Company and each of the Sellers shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Ancillary Agreements required to be performed and complied with by such party as of or prior to the Closing.

(b)	Escrow Agreement. The Purchaser shall have received from the Sellers and the escrow agent, a duly executed copy of the Escrow Agreement.

(c)	No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company since the Interim Tentative Financial Statements Date.

EXECUTION VERSION

(d)

Officer’s Certificate. The Purchaser shall have received an officer’s certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions in Section 7.02(a) and Section 7.02(b) shall have been satisfied or waived.

(e)

Secretary’s Certificates. The Purchaser shall have received certificates of the Secretaries or Assistant Secretaries (or equivalent officers) of the Company and the Sellers, as applicable, (i) certifying that attached thereto are true and complete copies of the current Certificate of Incorporation and by-laws of the Company(including any amendments thereto), (ii) that attached thereto are true and complete copies of all resolutions duly adopted by the Sellers, Board of Directors of the Company, the boards of directors of the Sellers, and shareholders of the Sellers, as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the names and signatures of the officers of the Company and the Sellers authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)

Good Standing Certificate. The Purchaser shall have received from the Company a good standing certificate with respect to the Company from the State of Illinois dated within seven (7) Business Days prior to the Closing.

(g)

Litigation. There shall be no Action, or pending Action overtly threatened, against the Purchaser, the Company, any Seller, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

(h)

Resignations. The Purchaser shall have received written resignations, effective as of the Closing Date, of the officers and directors of the Company at least three (3) Business Days prior to the Closing, but effective contingent upon the occurrence of the Closing.

(i)

The Shares. The Sellers and the Company shall have delivered to the Purchaser instruments of transfer of all of the Shares, validly executed by each Seller evidencing the transfer of such Seller’s Shares to the Purchaser and any other instrument necessary to effect the transfer of the Shares to the Purchaser in accordance with this Agreement.

(j)

Indebtedness. The Company shall have paid off, or shall have provided the Payoff Certificate authorizing the Purchaser to pay off, all Indebtedness of the Company in accordance with the Payoff Letters relating thereto provided to the Purchaser.

(k)	Notices and Consents. The Company and the Sellers shall have given all notices to, and obtained all consents from, all third parties that are described in Schedule 3.04(a).

(l)

FIRPTA Certificate. The Purchaser shall have received a statement from each Seller, dated as of the Closing Date, certifying that such Seller is not a foreign person, substantially in the form of the applicable sample certificate set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv).

(m)

IRS Form W-9. The Purchaser shall have received a properly completed and executed IRS Form W-9 from each of the Sellers and each other Person to which a payment will be made pursuant to this Agreement.

EXECUTION VERSION

(n)

Financing. The Purchaser shall have received third-party financing to fund the Purchase Price upon terms and conditions which are satisfactory to the Purchaser in its sole and absolute discretion (the “Purchaser Financing”).

(o)

Additional Documents. The Sellers and the Company shall have delivered to the Purchaser such other documents and instruments as the Purchaser reasonably requests that are necessary or desirable to consummate the transactions contemplated by this Agreement including, without limitation, those closing deliveries listed in Section 2.07(b).

Section 7.03   Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)

Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser in this Agreement and the Ancillary Agreements shall be true, correct and complete in all material respects (other than representations and warranties that are qualified by materiality which shall be true, correct and complete in all respects) as of the date made and as of the Closing Date as though such representations and warranties were made on and as of such date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all respects as of such date, and (ii) the Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Ancillary Agreements required to be performed and complied with by the Purchaser as of or prior to the Closing.

(b)	Escrow Agreement. The Sellers shall have received from the Purchaser and the escrow agent, a duly executed copy of the Escrow Agreement.

(c)

Certificate of the Purchaser. The Company shall have received a certificate executed on behalf of the Purchaser by an officer of the Purchaser and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 7.03(a) have been satisfied or waived.

(d)

Litigation. There shall be no Action, or pending Action overtly threatened, against the Purchaser, the Company, any Seller, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

(e)	Notices and Consents. The Purchaser shall have given all notices to, and obtained all consents from, all third parties that are described in Schedule 4.04.

(f)

Additional Documents. The Purchaser shall have delivered to the Sellers and the Company such other documents and instruments as the Sellers and the Company reasonably request that are necessary or desirable to consummate the transactions contemplated by this Agreement including, without limitation, those closing deliveries listed in Section 2.07(a).

EXECUTION VERSION

ARTICLE VIII
INDEMNIFICATION

Section 8.01     Survival.  The representations and warranties of the Sellers, the Company and the Shareholders, on the one hand, and the Purchaser, on the other hand, contained in this Agreement will survive the Closing and shall be deemed to have been relied upon, irrespective of any investigation conducted by any party or information received by any party, for a period of twenty-four (24) months after the Closing Date, and shall terminate thereupon, except that (a) the representations and warranties in Section 3.01(Organization and Qualification of the Company), Section 3.02 (Authorization), Section 3.03 (Capitalization), Section 3.09 (Title to Assets), Section 3.11 (Intellectual Property), Section 3.17 (Employee Benefit Matters), Section 3.19 (Taxes), and Section 4.02 (Authorization) will survive indefinitely; and (b) any claims based on fraud or intentional misrepresentation will survive until, and terminate upon, the expiration of the applicable statute of limitations (matters described in clause (a) above are collectively referred to as the “Fundamental Representations”). Any claim (whether or not fixed as to liability or liquidated as to amount) pending on the expiration date of the applicable survival period set forth above for which a written claim notice has been given in accordance with this ARTICLE VIII (with reasonable specificity to the extent known at the time of assertion of such claim) on or before such expiration date may continue to be asserted and indemnified until finally resolved. All covenants and agreements contained in this Agreement will survive the Closing in accordance with their terms.

Section 8.02    Indemnification by the Sellers.  From and after the Closing, each of the Sellers (each, a “Seller Indemnifying Party”) agrees to jointly and severally (subject to the limitations of Section 8.04 below) indemnify the Purchaser and its Affiliates, including the Company, and their respective officers, directors, employees, agents and other Representatives (the “Purchaser Indemnitees”), against any and all Losses, based upon, resulting from or arising out of the following:

(i)	any breach of any representation or warranty made by the Company and Sellers contained in this Agreement or any Ancillary Agreement;

(ii)	any breach or non-performance of any covenant or agreement made by a Seller or the Company in this Agreement or any Ancillary Agreement;

(iii)	any fraud (including any intentional misrepresentation) by a Seller or the Company in connection with this Agreement or any Ancillary Agreement;

(iv)	any Indebtedness not repaid prior to or concurrently with the Closing that is not part of the calculation of Working Capital; and

(v)	any Seller Transaction Expenses, to the extent not paid prior to the Closing or deducted from the Purchase Price and paid at Closing by Purchaser at the direction of the Sellers.

Section 8.03    Indemnification by the Purchaser. From and after the Closing, the Purchaser agrees to indemnify each of the Sellers and their respective Representatives, heirs, family members, successors and assigns (the “Seller Indemnitees”), against any and all Losses based upon, resulting from or arising out of the following:

(a)	any breach of any representation or warranty made by the Purchaser contained in this Agreement or any Ancillary Agreement;

(b)	any breach or non-performance of any covenant or agreement made by the Purchaser in this Agreement or any Ancillary Agreement; or

(c)	any fraud (including intentional misrepresentation) by the Purchaser in connection with this Agreement or any Ancillary Agreement.

EXECUTION VERSION

Section 8.04	Certain Limitations.

(a)

With respect to any breach of any representation or warranty made by the Company or the Sellers contained in this Agreement or the Ancillary Agreements, other than in the event of fraud (including any intentional misrepresentation) or a breach of a Fundamental Representation, the maximum aggregate amount that the Purchaser Indemnitees may recover from the Sellers, collectively, shall be $2,000,000.

(b)

Notwithstanding anything in this Agreement to the contrary, (i) the fact that an Indemnified Party had Knowledge of a breach, event or circumstance giving rise to a Loss shall not prevent or limit in any way the right of an Indemnified Party to bring a claim for indemnification for any Losses under this Agreement; and (ii) nothing in this Agreement shall limit the liability of any Person in the event of fraud (including any intentional misrepresentation) of this Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby, for any Losses incurred or sustained by the Indemnified Parties or any of them (including the Company), resulting from or arising out of such fraud or which could have been avoided or mitigated but for such fraud.

(c)

When determining the amount of Losses suffered (but not whether a breach, inaccuracy or failure has occurred) by a Purchaser Indemnitee as a result of any breach or inaccuracy of a representation or warranty of the Company, or any failure by the Company, any Seller to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality, Material Adverse Effect or Knowledge, such breach, inaccuracy or failure shall be deemed to be made without such qualification or limitation.

(d)

Except in the case of fraud, intentional misrepresentation, or a breach of a Fundamental Representation, a Seller Indemnifying Party shall not be liable to the Purchaser Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under such Section exceeds Twenty-Five Thousand Dollars ($25,000) (the “Basket”), in which event such Seller Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar. Notwithstanding any other provision herein to the contrary, any claims by a Purchaser Indemnitee for indemnification pursuant to Sections 8.02(iv) and (v) shall not be subject to the Basket.

(e)

Except in the case of fraud, intentional misrepresentation, or a breach of a Fundamental Representation, the Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 8.03 until the aggregate amount of all Losses in respect of indemnification under such Sections exceeds the Basket, in which event the Purchaser Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar.

Section 8.05     Indemnification Procedures. Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may assert a claim for indemnification from the party or parties to this Agreement that are required to provide indemnification with respect to such claim(s) (an “Indemnifying Party”).

(a)

Non-Third Party Claims. Any claim which does not involve a Third Party Claim (as defined in Section 8.05(b) below) may be asserted by giving written notice describing in reasonable detail the matter giving rise to the indemnification obligation under this Agreement (an “Indemnification Notice”) to the Indemnifying Party. Upon receipt of an Indemnification Notice, the Indemnifying Party may (a) acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within 45 days of receipt of the Indemnification Notice or (b) dispute such claim from the Indemnified Party. In the event that the Indemnifying Party disputes such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within 15 Business Days of receipt of the Indemnification Notice for such claim, setting forth a reasonable basis for such dispute (a “Dispute Notice”) and the parties will negotiate in good faith to resolve such dispute for a period of 30 days from delivery of the Dispute Notice. If the parties are unable to resolve such dispute within such 30-day period, the dispute shall be governed by Section 10.09 of this Agreement. In the event that the Indemnifying Party shall fail to provide written notice to the Indemnified Party within 45 days of receipt of an Indemnification Notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full. Once the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section, or once any dispute under this Section 8.05(a) has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction in accordance with Section 10.09, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

EXECUTION VERSION

(b)

Third Party Claims. In the event that any Indemnified Party receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party, regarding which an Indemnifying Party is required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnifying Party, but in no event later than 30 days after learning of such claim.

(i)

If any Third Party Claim, including a Tax Claim, is brought against an Indemnified Party who then gives notice to the Indemnifying Party of such Third Party Claim, the Indemnifying Party will be entitled to participate in such Third Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to the action or proceeding underlying the Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Party fails to provide a reasonable assurance to the Indemnified Party of its financial capacity to defend such action or proceeding underlying the Third Party Claim and provide indemnification with respect to such Third Party Claim, (iii) the Third Party Claim relates to or arises in connection with any criminal proceeding, (iv) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party or (v) the Third Party Claim would reasonably be expected to have a Material Adverse Effect on (A) an Indemnified Party’s business or (B) the Company’s relationship with any of its material customers, suppliers, vendors or other service providers, in which case the Indemnified Party shall have the option to control such defense), to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation, unless and until the Indemnifying Party is no longer in good faith defending (or negotiating or seeking to settle or compromise) such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification (but not that the Indemnifying Party has liability with respect to the Third Party Claim itself); (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). If notice is given to an Indemnifying Party of the commencement of any action or proceeding underlying a Third Party Claim and the Indemnifying Party does not, within 30 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the indemnifying party will be bound by an determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

EXECUTION VERSION

(ii)

A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section will not affect the rights or obligations of any party hereunder except to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure to give timely notice.

Section 8.06    Right to Set-Off.  In addition to all other rights and remedies available to the Purchaser under this Agreement or otherwise, Purchaser shall have the right to offset against the Earnout and Secondary Cash Payment any amounts owed to the Purchaser in respect of the Working Capital Adjustment, the Purchase Price Adjustment, and any indemnification claims against any Seller pursuant to Article VI and Article VIII. If the Purchaser and the Sellers are unable to reach a resolution of any Disputed Amount within the time period prescribed herein, then the dispute shall be settled in accordance with Section 10.09 below. Any and all amounts of the Earnout remaining shall be released to the Sellers on the Earnout Payment Date. In the event the amount of the Earnout is insufficient to cover the Working Capital Adjustment, the Purchase Price Adjustment, or any Purchaser Indemnitee indemnifiable Losses, the Purchaser shall have the right to offset against any amounts due to the Sellers or any Affiliate of the Sellers any such indemnifiable Losses if Sellers acknowledge liability in writing for such indemnifiable Losses. Any such offset made by the Purchaser in accordance with this Section 8.06 shall not constitute a default by Purchaser under the terms of this Agreement, any Ancillary Agreement or otherwise. Neither the exercise nor the failure to exercise such right of offset by Purchaser shall constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any remedies that may be available to it.

Section 8.07     Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

EXECUTION VERSION

Section 8.08    Exclusive Remedy.  Other than with respect to claims for (a) fraud or intentional misrepresentation or (b) equitable relief (including specific performance) for a breach of a covenant set forth herein, following the Closing Date indemnification under and subject to the terms and conditions of this Article VIII (i) shall be the sole and exclusive means of recovery by the Purchaser and the Sellers for any claim for any misrepresentation, inaccuracy, breach, or alleged breach, of the representations, warranties, agreements or covenants under this Agreement.

Section 8.09     Indemnification by the Shareholders.  From and after the Closing, each of the Shareholders (each, a “Shareholder Indemnifying Party”) agrees to jointly and severally indemnify the Purchaser Indemnitees against any and all Losses, based upon, resulting from or arising out of the following:

(i)	any breach of any representation or warranty made by the Shareholders contained in this Agreement or any Ancillary Agreement;

(ii)	any breach or non-performance of any covenant or agreement made by the Shareholders in this Agreement or any Ancillary Agreement; and

(iii)	any fraud (including any intentional misrepresentation) by the Shareholders in connection with this Agreement or any Ancillary Agreement.

Section 8.10    Tolling of Secondary Cash Payment and Earnout. In the event that any Person asserts or brings any Action with respect or relating to the Company’s ownership of Company Intellectual Property, Company IP Agreements, or Company IP Registrations, then the Secondary Cash Payment Date, Increased Secondary Cash Payment Date, Default Secondary Cash Payment Date, and Earnout Payment Date shall be tolled until such Action is withdrawn in writing by the Person who asserted or brought such Action or such Action is resolved by a court of competent jurisdiction.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of the Sellers and the Purchaser;

(b)

By either the Purchaser or any Seller if there has been a material misrepresentation, material breach of warranty or material failure to perform obligations on the part of the other party in respect of the representations, warranties and obligations set forth in this Agreement if (i) the party claiming material breach or failure to perform on the part of the other party is not then in material breach of this Agreement, (ii) the party claiming material breach or failure to perform on the part of the other party serves notice thereof on the other party as soon as practicable after it becomes aware of such material breach or failure, (iii) such material misrepresentation, material breach of warranty or material failure to perform, alone or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (iv) such material breach or failure is not remedied within ten (10) days after notice thereof has been given to such other party.

EXECUTION VERSION

(c)

By either the Purchaser or any Seller in writing, without liability, if there is any order, writ, injunction or decree of any Governmental Authority binding upon the Purchaser, the Company or the Sellers, which prohibits or restrains the Purchaser, the Company or the Sellers from consummating the Transaction, if the Purchaser and the Sellers have used their reasonable, good faith efforts to have the order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such Governmental Authority.

(d)

By either the Purchaser or any Seller if the Closing has not occurred on or before the Outside Date, unless extended by mutual agreement of the Purchasers and the Sellers, if the delay has not been caused by the failure of the party seeking termination to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	as set forth in Section 5.04, this Article IX and Article X hereof; and

(b)	that nothing herein shall relieve any party hereto from liability for any material breach of warranty or material failure to perform obligations or willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01   Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered upon the earlier of (a) actual receipt, regardless of the means of delivery, or (b) one Business Day after it is sent by (i) a nationally recognized courier service for delivery within one Business Day or (ii) email, provided that a confirmation copy is sent on the same day as the e-mail transmission by a nationally recognized courier service or certified mail, return receipt requested, in each case to the intended recipient as set forth below. A party may change its address for notice by giving the other parties notice in the manner provided herein.

Sellers or Shareholders:

Svanaco, Inc.

Svanawar, Inc.

2600 South River Road

Des Plaines, IL 60018

Email: mikes@americaeagle.com

Attn: Michael Svanascini

with a copy to (which shall not constitute notice):

Gozdecki, Del Giudice, Americus, Farkas & Brocato LLP

One East Wacker Drive

Chicago, IL 60601

Email: e.farkas@gozdel.com

Attn: Earl Farkas

EXECUTION VERSION

Purchaser:

Bridgeline Digital Inc.

150 Woodbury Road
Woodbury, NY 11797
Attn.: Ari Kahn, President and CEO
Email: akahn@bridgeline.com

with a copy to (which shall not constitute notice):

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza

East Tower, 15th Floor

Uniondale, NY 11556

Attention: Irvin Brum, Esq. and Michael Williams, Esq.

E-mail: ibrum@rmfpc.com and mwilliams@rmfpc.com

Section 10.02   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04   Severability. If any provision in this Agreement or in any Ancillary Agreement, is, for any reason, held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or of such Ancillary Agreement, as applicable. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or unenforceable, the court or arbitral panel, as the case may be, shall have the authority to modify and/or “blue pencil” this Agreement or any Ancillary Agreement in order to render it enforceable and to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05  Entire Agreement. This Agreement and the Ancillary Agreements (including the Disclosure Schedules) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Ancillary Agreements, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

EXECUTION VERSION

Section 10.06   Assignment.  Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties, except that Purchaser may assign or delegate all or part of its rights and obligations under this Agreement to an Affiliate of Purchaser. Any attempted assignment in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other Person will have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

Section 10.07  No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.09 Choice of Law; Venue and Forum; Waiver of Jury Trial.

(a)

This Agreement is governed by and will be interpreted and construed in accordance with the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions.

(b)

Each party irrevocably agrees and submits to the jurisdiction of the state and federal courts located in the State of Illinois and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum. Each party waives any right it may have to a jury trial in any matter arising under or relating to this Agreement or any Ancillary Agreement.

Section 10.10  Cumulative Remedies; Specific Performance.  All rights and remedies of a party hereto are cumulative with each other and with every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and that money damages would not be an adequate remedy for such a breach. Accordingly, each party agrees that the other party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, without posting bond or other surety.

EXECUTION VERSION

Section 10.11   Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or .pdf transmission, and a facsimile or .pdf of this Agreement or of a signature of a party will be effective as an original.

Section 10.12   Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements to which they are parties, and if an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement, as applicable.

Section 10.13  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.14   Prevailing Party. In the event of any Action in connection with this Agreement or any Ancillary Agreement, the prevailing party in any such Action shall be entitled to recover from the other party the prevailing party’s costs and expenses, including, without limitation, reasonable legal fees and expenses.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first above written.

PURCHASER:	BRIDGELINE DIGITAL, INC.

By: /s/ Ari Kahn
Name: Ari Kahn
Title: President and CEO
SELLERS:	SVANACO, INC. By: /s/ Michael Svanascini Name: Michael Svanascini Title: President SVANAWAR, INC. By: /s/ Michael Svanascini Name: Michael Svanascini Title: President
COMPANY:	HAWK SEARCH, INC. By: /s/ Anthony Svanascini Name: Anthony Svanascini Title: President

Solely with respect to Sections 3.11(a)-(e), 3.30, 5.05(a), 5.06, 5.11 5.14, 8.09, and 10.14.

SHAREHOLDERS:	/s/ Anthony Svanascini Anthony Svanascini /s/ Michael Svanascini Michael Svanascini